Exhibit 10.1

CREDIT AGREEMENT

Dated as of November 3, 2006

among

WATSON PHARMACEUTICALS, INC.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CANADIAN IMPERIAL BANK OF COMMERCE,
acting through its New York agency,

as Administrative Agent,

WACHOVIA CAPITAL MARKETS, LLC

as Syndication Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION UNION BANK OF CALIFORNIA, N.A. and
SUMITOMO MITSUI BANKING CORPORATION

as Documentation Agents

Senior Credit Facility

CIBC WORLD MARKETS CORP. and WACHOVIA CAPITAL MARKETS, LLC

as Joint Bookrunners and Co-Lead Arrangers

i

		Page

13.22	Entire Agreement	73
13.23	Confidentiality	73
13.24	Patriot Act Information	73

ANNEXES

Annex I	—	Addresses for Notices
Annex II	—	Pricing Grid
Annex III	—	EBITDA Table
Annex IV	—	Schedule of Guarantors

EXHIBITS

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B-1	—	Form of Term Loan Note
Exhibit B-2	—	Form of Revolving Loan Note
Exhibit B-3	—	Form of Swing Loan Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Notice of Continuation/Conversion
Exhibit E	—	Form of Notice of Prepayment
Exhibit F	—	List of Closing Documents
Exhibit G	—	Form of Officer’s Certificate
Exhibit H	—	Form of Compliance Certificate
Exhibit I	—	Form of Lender Addendum
Exhibit J	—	Form of Acknowledgement of New Loan Party
Exhibit K	—	Form of Letter of Credit Application
Exhibit L	—	Form of Guaranty

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of November 3, 2006 (as amended, supplemented or modified from time to time, this “Agreement”) is entered into among WATSON PHARMACEUTICALS, INC., a Nevada Corporation (the “Borrower”), the financial institutions from time to time party hereto, whether by execution of this Agreement, a Lender Addendum or an Assignment and Acceptance (the “Lenders”), CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York agency, (“CIBC”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), WACHOVIA CAPITAL MARKETS, LLC, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, UNION BANK OF CALIFORNIA, N.A. and SUMITOMO MITSUI BANKING CORPORATION, each in its capacity as documentation agent for the Lenders (together, in such capacity, the “Documentation Agents,” and each, a “Documentation Agent”).

ARTICLE I

DEFINITIONS

1.01         Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Accommodation Obligation” means any Contractual Obligation, contingent or otherwise, of any Person with respect to any Indebtedness of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness of another Person that such Indebtedness will be paid or discharged, or that the holders thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness or to provide any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by the Borrower’s Chief Financial Officer and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acknowledgment of New Loan Party” means an instrument in the form attached hereto as Exhibit I.

“Acquisition” means the acquisition of Andrx by the Borrower pursuant to the Merger Agreement.

“Acquisition Documents” means the Merger Agreement and all other agreements, instruments and documents delivered in connection with the Acquisition.

“Administrative Agent” has the meaning ascribed to such term in the preamble hereto.

“Administrative Agent’s Account” means the Administrative Agent’s account, maintained at the bank of New York, specified in writing to the Borrower and the Lenders, or such other account as the Administrative Agent may from time to time specify in writing to the Borrower and the Lenders.

“Affiliate” means, as applied to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any specified Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such specified Person or otherwise to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting Securities or by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents and the Arrangers.

“Agreement” has the meaning ascribed to such term in the preamble hereto.

“Agreement Accounting Principles” means GAAP, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.01(h).

“Andrx” means Andrx Corporation, a Delaware corporation.

“Applicable Base Rate Margin” means, as of any date, a percentage per annum determined by reference to the Debt Rating in effect on such date determined in accordance with the grid set forth in Annex II attached hereto.

“Applicable Eurodollar Rate Margin” means, as of any date, a percentage per annum determined by reference to the Debt Rating in effect on such date determined in accordance with the grid set forth in Annex II attached hereto.

“Applicable Fee” means, a percentage determined by reference to the Debt Rating in effect on such date determined in accordance with the pricing grid set forth in Annex II attached hereto.

“Applicable Lending Office” means, with respect to a particular Lender, its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans and its Domestic Lending Office in respect of provisions relating to Base Rate Loans.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan or Term Loan, as the case may be, the applicable percentage set forth in Annex II under the appropriate caption.

“Approved Fund” means, with respect to any Lender, any fund that regularly invests in bank loans, has sufficient cash to support a Loan Commitment and is managed by such Lender.

“Arrangers” means CIBC World Market Corp. and Wachovia Capital Markets, LLC.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit A attached hereto and made a part hereof delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 13.01.

“Attributable Debt” means with respect to a Sale and Leaseback Transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Availability” means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the higher of:

(a)           the rate of interest then most recently established by CIBC in New York, New York as its prime commercial lending rate for Dollars loaned in the United States in effect on such date; and

(b)           the Federal Funds Rate in effect on such date plus 1/2 of 1%.

The Base Rate is not necessarily intended to be the lowest rate of interest determined by CIBC in connection with the extensions of credit.

“Base Rate Loans” means all Loans which bear interest at a rate determined by reference to the Base Rate as provided in Section 4.01(a).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) which is subject to Title IV of ERISA or Section 412 of the Code in respect of which any Loan Party or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board of Directors” means the board of directors or equivalent governing body of a Person (or the general partner of such Person, as the case may be), or any committee thereof duly authorized to act on behalf of such board of directors or equivalent governing body.

“Borrower” has the meaning ascribed to such term in the preamble hereto.

“Borrowing” means a borrowing consisting of Loans of the same Type made on the same day by the Lenders.

“Business” means those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date and businesses reasonably ancillary or related thereto.

“Business Day” means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in any of (i) New York, New York, (ii) in the case of Eurodollar Rate Loans, London, England and (iii) in the case of Letter of Credit transactions for the Issuing Bank, the place where its office for issuance and administration of the pertinent Letter of Credit is located.

“Capital Expenditures” means, for any period being measured hereunder, the aggregate of all expenditures (whether paid in cash or other assets or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by a Loan Party’s fixed asset account as reflected in its balance sheet; provided, however, that Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) that portion of Capital Leases which is capitalized on the balance sheet of such Loan Party and incurred in such period and (B) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by such Loan Party to the extent that the gross purchase price of the purchased Equipment exceeds the fair value of the Equipment being traded in at such time.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

 “Cash Equivalents” shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither

S&P nor Moody’s shall be rating such obligations, then from other nationally recognized rating services) and not listed in Credit Watch published by S&P; (iii) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from other nationally recognized rating services) (iv) domestic and eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within ninety (90) days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or European Economic Community or Canada having combined capital and surplus of not less than $250,000,000; (v) bankers’ acceptances maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligation, then the highest rating from other nationally recognized rating services); (vi) corporate securities maturing no more than one (1) year after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P of Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then one of the two highest ratings from other nationally recognized rating services); (vii) repurchase agreements with respect to United States government securities, with contract periods not to exceed thirty (30) days; and (viii) money market mutual funds that invest primarily in the instruments set forth in the foregoing clauses of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Change of Control” means the occurrence of one or more of the following events:

(a)           the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Equity Interests of the Borrower;

(b)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Borrower and its Subsidiaries taken as a whole to any “person” or group of “persons” for purposes of Section 13(d) of the Securities Exchange Act (other than to any Wholly Owned Subsidiary of the Borrower); or

(c)           the adoption of a plan of liquidation of the Borrower.

“Chief Financial Officer” means the chief financial officer, chief accounting officer, vice president — corporate controller or vice president of finance of the Borrower.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means the date on which all of the conditions precedent in Section 5.01 (and, in the event any Loans are made on such date, Section 5.02) have been satisfied or waived pursuant to Section 13.09.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations or guidelines promulgated thereunder.

“Commercial Letter of Credit” means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.03 for the account of the Borrower or any of its Subsidiaries, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of their business.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Loan Commitment, Term Loan Commitment and any Commitment to make Term Loans or Revolving Loans of a new class extended by such Lender as provided in Section 2.08.

“Compliance Certificate” has the meaning ascribed to such term in Section 7.01(c).

“Contaminant” means any waste, pollutant (as that term is defined in 42 U.S.C. 9601(33) or in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6901), radioactive material, special waste, petroleum, including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including, but not limited to polychlorinated biphenyls, and asbestos.

“Contractual Obligation” means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

 “Convertible Contingent Senior Debenture Indenture” means the Indenture, dated March 7, 2003, between the Borrower and Wells Fargo Bank Minnesota, National Association, as Trustee, for the issuance of the Borrower’s Convertible Contingent Senior Debentures.

“Convertible Contingent Senior Debentures” means the 1.75% Convertible Contingent Senior Debentures issued by the Borrower pursuant to the Convertible Contingent Senior Debenture Indenture.

 “Customary Permitted Liens” means

(a)           Liens (other than Environmental Liens and any Lien in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges or claims, in all cases which are not yet due or are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b)           statutory Liens of landlords and Liens of suppliers, vendors, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law and created in the ordinary course of business in all cases for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c)           Liens (other than Environmental Liens and any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds, in all cases for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; and

(d)           zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances or irregularities of title (including leasehold title) on the use of real property which do not materially interfere with the ordinary conduct of the business of the Loan Parties and which do not materially adversely affect the value of the real property.

“DEA” means the Drug Enforcement Administration.

“Debt” means, as applied to any Person at any time, all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) reimbursement obligations with respect to letters of credit issued for such Person’s account (to the extent not accounted for in clause (i) above), (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (iv) in respect of Capital Leases.

“Debt Rating” means, as of any date, the rating that has been most recently announced by S&P and Moody’s for this credit facility.  For purposes of the foregoing, (a) if any such rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference herein to ratings announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Disclosure Letter” means the Disclosure Letter dated of even date herewith from the Borrower to the Administrative Agent and the Lenders.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” of such Lender on Annex I hereto or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any Financial Covenant Period, (i) Net Income, plus the following amounts (without duplication) to the extent deducted in calculating such Net Income:  (A) depreciation and amortization expense (including, without limitation, amortization of intangibles, such as goodwill and organization costs), (B) interest expense, amortization or writeoff of Debt and discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans and Receivables Facility Financing Costs), (C) the provision for income taxes (including federal, state, local and foreign income taxes), (D) extraordinary or unusual losses, (E) non-cash portion of nonrecurring losses and charges, (F) other non-operating, non-cash losses, (G) minority interest expense in respect of equity holdings in Affiliates, (H) any non-cash expenses relating to stock-based compensation expense and (I) any one-time expenses, whether cash or non-cash, incurred by the Borrower or its Subsidiaries or Andrx related to the Acquisition or anticipated at the closing of the Acquisition, whether occurring before or after the Closing Date, including, without limitation, severance and retention expenses; minus (ii) the following amounts (without duplication) for such Financial Covenant Period to the extent included in the calculation of such Net Income:  (A) the amount of extraordinary gains, (B) interest income and (C) other non-operating, non-cash income; each item in clauses (i) and (ii) calculated pursuant to GAAP for such period, provided that for any Financial Covenant Period that includes fiscal quarters ending prior to September 30, 2006, EBITDA for such fiscal quarter shall be as set forth on Annex III attached hereto.

“Eligible Assignee” means (A) any of the following Persons that, immediately before and after giving effect to any assignment of Loans, Term Loan Commitments or Revolving Loan Commitments hereunder, has an unimpaired capital and surplus of not less than $100,000,000, approved by the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed:  (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such a country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course of its businesses, including, but not limited to, insurance companies, mutual funds and lease financing companies; (B) any Lender and (C) any Affiliate or Approved Fund of any Lender; provided that no Affiliate of the Borrower and no member of the pharmaceutical industry or other competitor of the Borrower or any of its Subsidiaries shall be an Eligible Assignee.

“Environmental, Health or Safety Requirement of Law” means Requirements of Law derived from or relating to federal, state and local laws, regulations, ordinances or orders relating to or addressing the environment, health or safety, including but not limited to any law, regulation, ordinance or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, ordinance or order relating to Remedial Action, and any law, regulation, ordinance or order relating to workplace or worker safety and health, as such Requirements of Law are promulgated by the specifically authorized agency responsible for administering such Requirements of Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under any applicable Environmental, Health or Safety Requirement of Law or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the indoor or outdoor environment.

“Environmental Property Transfer Act” means any applicable Requirement of Law triggered by the transfer, sale, lease, mortgage or closure of any Property, that conditions, restricts, prohibits or requires any notification or disclosure for environmental reasons.

“Equipment” means a Person’s present and future (i) equipment and fixtures, including, without limitation, machinery, manufacturing, distribution, selling, computer system, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property, and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equity Interests” means, with respect to any Person, any Capital Stock issued by such Person, regardless of class or designation, any limited or general partnership interest in such Person, or any limited liability membership interest in such Person, regardless of designation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Loan Party, (ii) partnership, trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with any Loan Party, and (iii) “affiliated service group” (as defined in Section 414(m) of the Code).

“Eurodollar Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Affiliate” on Annex II hereto or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Interest Payment Date” means (i) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having a Eurodollar Interest Period of six months or longer, if applicable, each three-month anniversary of the first day of such Eurodollar Interest Period.

“Eurodollar Interest Period” has the meaning set forth in Section 4.02(b).

“Eurodollar Lending Office” means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Lending Office” on Annex II hereto or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (i) the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Eurodollar Interest Period for a period equal to such Eurodollar Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates), by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage.  The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loans” means those Loans outstanding which bear interest at a rate determined by reference to the Eurodollar Rate as provided in Section 4.01(a).

“Eurodollar Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” means any of the occurrences set forth in Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

“Existing Letters of Credit” means letter of credit No. SM209393, issued by Wachovia for the account of the Borrower, in favor of certain beneficiaries named therein in the face amount of $385,000; letter of credit No. SM208653, issued by Wachovia for the account of the Borrower, in favor of certain beneficiaries named therein in the face amount of $2,090,000; letter of credit No. SM422382, issued by Wachovia for the account of the Borrower, in favor of certain beneficiaries named therein in the face amount of $463,000; letter of credit No. SM203628, issued by Wachovia for the account of the Borrower, in favor of certain beneficiaries named therein in the face amount of $2,600,000; and letter of credit No. SM216341, issued by Wachovia for the account of Andrx, in favor of certain beneficiaries named therein in the face amount of $980,000.

“FDA” shall mean the Food and Drug Administration.

“FDA OAI Matter” means the Borrower’s FDA Official Action Indicated (OAI) status and the FDA inspections relating to the Borrower’s Davie, Florida manufacturing facilities and matters relating thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means the fee letter dated July 6, 2006 by and among CIBC, CIBC World Markets Corp., Wachovia Bank, National Association, Wachovia Capital Markets, LLC and the Borrower, as such agreement may be further amended, supplemented or otherwise modified from time to time.

“Final Maturity Date” shall mean the latest of the Revolving Loan Maturity Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Covenant Period” means, in determining compliance with the financial covenants hereunder, with respect to each fiscal quarter, the financial information for the immediately preceding four fiscal quarters ending on the last day of such fiscal quarter.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Forfeiture Proceeding” means any action, proceeding or investigation affecting any of the Loan Parties before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

“Funded Debt” means, as to any Person, without duplication:  (a) all Indebtedness of such Person for borrowed money, all Receivables Facility Attributed Indebtedness, and Indebtedness which has been incurred in connection with the acquisition of assets (excluding letters of credit and bankers’ acceptances) and (b) all capital lease obligations (including synthetic lease obligations) of such Person.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect from time to time.

“Governing Documents” means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of the corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock; (b) with respect to any general partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership and (ii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; (c) with respect to any limited partnership, (i) the partnership agreement (or the equivalent organizational documents) of such partnership, (ii) a certificate of limited partnership (or the equivalent organizational documents) and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of the partnership interests; and (d) with respect to any limited liability company, (i) the certificate of limited liability (or equivalent filings) of such limited liability company, (ii) the operating agreement (or the equivalent organizational documents) of such limited liability company, and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any of such company’s membership interests.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” means, collectively, the Guaranties, substantially in the form of the Guaranties referred to in the List of Closing Documents, now or hereafter executed by the Guarantors in favor of the Administrative Agent and the Lenders, as such Guaranties may be amended, supplemented or otherwise modified from time to time.

“Guarantors” means, collectively, (i) each domestic Subsidiary that, as of the Closing Date, accounts for at least 5% of the Borrower’s EBITDA on a consolidated basis (calculated at the end of the Fiscal Year ended December 31, 2005), provided that domestic Subsidiaries that account for less than 5% of such EBITDA shall be included as well to the extent necessary such that the aggregate EBITDA of the Borrower and the Guarantors do not constitute less than

90% of the aggregate EBITDA of the Borrower and its domestic Subsidiaries (calculated at the end of the Fiscal Year ended December 31, 2005) and (ii) each domestic Subsidiary that executes a Guaranty and an Acknowledgment of New Loan Party from time to time hereafter in accordance with Section 8.10.

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each Lender.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.08(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.08(c).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.08(c).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.08(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.08(c).

“Indebtedness” means, as applied to any Person at any time and without duplication, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) with respect to letters of credit issued for such Person’s account, (iii) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (iv) in respect of Capital Leases or (v) which are Accommodation Obligations of the type referred to in clauses (i) through (iv) above; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than a Customary Permitted Lien) on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person (but only to the extent of the fair market value of such property in the case of indebtedness, obligations or liabilities that are not assumed by such Person), all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption at any time prior to the later of the 91st day following the Term Loan Maturity date or the 91st day following the Revolving Loan Maturity Date; (e) all Receivables Facility Attributed Indebtedness; and (f) all contingent Contractual Obligations with respect to any of the foregoing.  For the avoidance of doubt, Indebtedness shall not include any guarantees that are not for other Indebtedness, including, without limitation, performance guarantees.

“Indemnified Matters” has the meaning ascribed to such term in Section 13.05.

“Indemnitees” has the meaning ascribed to such term in Section 13.05.

“Interest Coverage Ratio” means, with respect to any Financial Covenant Period, the ratio of (i) EBITDA for such period to (ii) Interest Expense for such period.

“Interest Expense” means, for any period being measured hereunder, total interest expense for such period, whether paid or accrued (including the interest component of Capital Leases and Receivables Facility Financing Costs) of the Borrower and its Subsidiaries on a consolidated basis, as determined in conformity with GAAP, provided that for any prior measurement period that includes quarters ending prior to the Closing Date, Interest Expense shall include interest expense on Funded Debt on an annualized basis.

“Interest Rate Contracts” means interest rate exchange, swap, collar, cap, hedging or similar agreements.

“Interest Rate Determination Date” has the meaning ascribed to such term in Section 4.02(c).

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any direct or indirect loan, advance

(other than prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issue” means, with respect to any Letter of Credit, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the term “Issued” or “Issuance” shall have a corresponding meaning.

“Issuing Bank” means Wachovia Bank, National Association, in its capacity as issuer of Letters of Credit and any successor or assignee thereof in such capacity, or CIBC in its capacity as issuer of Standby Letters of Credit and any successor or assignee thereof in such capacity.

“Lender” has the meaning ascribed to such term in the preamble hereto.

“Lender Addendum” means with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit.

“Letter of Credit Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The Letter of Credit Exposure of any Revolving Lender at any time shall mean its Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” means the fees described in Section 4.03(b).

“Letter of Credit Obligations” means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate undrawn face amount of all outstanding Letters of Credit.

“Letter of Credit Reimbursement Agreement” means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and the Borrower or the applicable Subsidiary and as are not materially adverse (in the reasonable judgment of the Issuing Bank) to the interests of the Lenders; provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

“Leverage Ratio” means, for any Financial Covenant Period, the ratio of (i) the outstanding principal amount of Funded Debt for the Borrower and its Subsidiaries at the end of such period, to (ii) EBITDA for such period.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death costs, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility studies or Remedial Action), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“List of Closing Documents” shall mean the List of Closing Documents attached hereto and made a part hereof as Exhibit F.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Guaranties, the Letter of Credit Reimbursement Agreements and all other instruments, agreements and written Contractual Obligations between any Loan Party and the Administrative Agent, the Issuing Bank or any Lender delivered to either the Administrative Agent, the Issuing Bank or such Lender pursuant to or in connection with the transactions contemplated hereby, in each case currently existing or hereafter entered into and as further amended, supplemented or otherwise modified from time to time, but specifically excluding any Interest Rate Contracts or foreign exchange contracts to which any Lender or any Affiliate of a Lender is a party.

“Loan Party” means the Borrower and each of the Guarantors.

“Loans” means all Term Loans, Revolving Loans and Swing Loans.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means (i) a material adverse effect upon the condition (financial or otherwise), operations, assets, business or properties of the Borrower and its Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Loan Parties to perform their respective payment obligations under the Loan Documents, or (iii) a material adverse effect on the ability of the Lenders or the Administrative Agent to enforce the Loan Documents other than as a result of any action on the part of the Administrative Agent or any Lender.

“Material Guarantor” means any Guarantor that accounts for at least 15% of the Borrower’s EBITDA on a consolidated basis, as determined at the end of the immediately preceding Fiscal Year.

“Maximum Revolving Credit Amount” means, at any particular time, the Revolving Loan Commitments at such time.

“Merger Agreement” means the agreement and plan of merger dated March 12, 2006, as amended on July 7, 2006, by and among Andrx, the Borrower and Water Delaware, Inc., and all related schedules and exhibits.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means an employee benefit plan as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate.

“Net Income” means, for any period being measured hereunder, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Net Worth” means, as at any time of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis less total liabilities of the Borrower and its Subsidiaries on a consolidated basis, each determined in accordance with GAAP.

“Notes” means any notes evidencing the Term Loans, Revolving Loan Notes or Swing Loan Notes issued pursuant to this Agreement, if any, substantially in the form of Exhibit B-1, B-2 or B-3.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Continuation/Conversion” means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by any Loan Party to any of the Agents, the Issuing Bank, any Lender, any Affiliate of any of the Agents, the Issuing Bank or any Lender, or any Person entitled to indemnification pursuant to Section 13.05 of this Agreement, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of a draft drawn thereunder, arising under this Agreement, the Notes or any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all obligations of any Loan Party under or in connection with any Interest Rate Contract or foreign exchange contract with any Lender or Affiliate of any Lender.  The term “Obligations” includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements and any other sum chargeable to the Loan Parties under this Agreement, the Notes or any other Loan Document or any Interest Rate Contract or foreign exchange contract with any Lender or Affiliate of any Lender.

“Officer’s Certificate” means, with respect to any Person, a certificate executed on behalf of such Person by (i) the chairman or vice-chairman of such Person’s Board of Directors or (ii) such Person’s president, any of its vice-presidents, its chief financial officer, chief accounting officer, vice president of finance or its treasurer.

“Originators” means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes” has the meaning ascribed to such term in Section 3.04(b).

“Patriot Act” has the meaning ascribed to such term in Section 13.24.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Permits” means any permit, approval, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Existing Indebtedness” means the Indebtedness identified as such in Section 1.01(A) of the Disclosure Letter.

“Permitted Existing Liens” means the Liens on assets of any Loan Party identified as such in Section 1.01(B) of the Disclosure Letter.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV or any other Person of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by an Originator or a SPV to (a) purchasers of or other investors in such Receivables and Related Security or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security, in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.08(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.08(d).

“Pro Forma Basis” means, for purposes of calculating compliance with each of the applicable financial covenants set forth in Article X to give effect to a transaction or proposed transaction, that such transaction or proposed transaction shall be deemed to have occurred as of the first day of the Financial Covenant Period ended as of the last day of the most recently ended fiscal quarter preceding the date of determination for which the Administrative Agent and the Lenders have received certified financial statements and a Compliance Certificate pursuant to Section 7.1.  As used in this definition, “transaction” means (i) any acquisition of a product, business line or division, all or substantially all of the assets of a business or of another Person, or all of the equity interests of another Person, (ii) any disposition of a product, business line or division, all or substantially all of the assets of a business, or all of the equity interests of a Subsidiary, and (iii) any repurchase, redemption, retirement or other acquisition by the Borrower of its common stock under Section 9.06.  In connection with any calculation of the applicable financial covenants set forth in Article X, upon giving effect to a transaction on a Pro Forma Basis:

(a)           for purposes of any such calculation in respect of an acquisition or any Restricted Payment, any Indebtedness incurred or assumed by any Loan Party (including the Person acquired, if applicable) in connection with such acquisition or Restricted Payment (x) shall be deemed to have been incurred as of the first day of the applicable Financial Covenant Period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable Financial Covenant Period for purposes of this definition, determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as of the relevant date of determination;

(b)           for purposes of any such calculation in respect of an acquisition, (1) income statement items (whether positive or negative) attributable to the Person or property acquired shall be included beginning as of the first day of the applicable Financial Covenant Period and (2) pro forma adjustments may be included to the extent that such adjustments would give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Loan Parties and (z) factually supportable;

(c)           for purposes of any such calculation in respect of a disposition, (1) any Indebtedness that is retired in connection with such disposition shall be excluded and deemed to have been retired as of the first day of the applicable Financial Covenant Period and (2) income statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded; and

(d)           for purposes of any such calculation in respect of making Loans on the Closing Date, any Indebtedness that is retired in connection with the Refinancing shall be excluded and deemed to have been retired, and Loans made on the Closing Date shall be deemed to have been made, as of the first day of the applicable Financial Covenant Period.

“Pro Rata Share” means, as the case may be, (i) with respect to any Lender of Revolving Loans, the percentage obtained by dividing such Lender’s Revolving Loan Commitment (or, if after the Revolving Loan Commitment Termination Date, the outstanding balance of such Lender’s Revolving Loans and such Lender’s participation percentages in outstanding Swing Loans and Letter of Credit Obligations) by the aggregate amount of all Lenders’ Revolving Loan Commitments (or, if after the Revolving Loan Commitment Termination Date, the outstanding balance of all Revolving Loans, Swing Loans and Letter of Credit Obligations) or (ii) with respect to any Term

Lender, the percentage obtained by dividing such Term Lender’s Term Loan Commitment by the aggregate amount of all Term Lenders’ Term Loan Commitments.

“Process Agent” has the meaning ascribed to such term in Section 13.20(a).

“Property” means any and all interests in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“RCRA” means the Resource Conservation and Recovery Act of 1986, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

“Receivable(s)” means and includes all of applicable Originator’s or SPV’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Originator or SPV, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Facility Financing Costs” means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Borrower and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.

“Receivables Purchase Documents” means any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Facility” means the securitization facility made available to the Borrower, pursuant to which the Receivables and Related Security of the Originators are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.

“Refinancing” means the repayment in full and the termination of any commitment (including the cancellation of the Borrower’s existing revolving credit facility dated as of May 30, 2003 by and among the Borrower, the lenders party thereto from time to time, and Wachovia Bank, National Association as administrative agent) to make extensions of credit under all of the outstanding indebtedness listed in Section 1.01(c) of the Disclosure Letter of the Borrower or any of its Subsidiaries.

“Register” has the meaning ascribed to such term in Section 13.01(c).

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“Reimbursement Date” has the meaning ascribed to such term in Section 2.03(d)(i)(A).

“Reimbursement Obligations” means, as to the Borrower, the aggregate reimbursement or repayment obligations of the Borrower with respect to amounts drawn under Letters of Credit.

“Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Remedial Action” means any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Replaced Lender” has the meaning ascribed to such term in Section 3.06.

“Replacement Effective Date” has the meaning ascribed to such term in Section 3.06.

“Replacement Event” means, with respect to any Lender, the appointment of, or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent.

“Replacement Lender” means a financial institution which is an Eligible Assignee or is otherwise reasonably acceptable to the Administrative Agent and the Borrower and which is not a Loan Party or an Affiliate of a Loan Party.

“Reportable Event” has the meaning ascribed to such term in Section 4043 of ERISA or regulations promulgated thereunder, other than an event which is not subject to the thirty (30) day notice requirement of such regulations.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or healthcare law, rule or regulation.

“Requisite Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than 50.0%.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Loan Party now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of, partnership interest of or other equity interest of, a Loan Party now or hereafter outstanding and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of, partnership interest of or other equity interest of, a Loan Party now or hereafter outstanding.

“Restricted Payment” means any Restricted Junior Payment or Restricted Senior Payment.

“Restricted Senior Payment” means any voluntary or optional payment or prepayment of, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, principal of and premium, if any, on the Convertible Contingent Senior Debentures; provided, however, that so long as no Default exists or would result therefrom, the term “Restricted Senior Payment” shall not include any refinancing of the Convertible Contingent Senior Debentures that is permitted under Section 9.01, or any payment of principal and accrued interest due on the Convertible Contingent Senior Debentures if the holders thereof exercise their right to require the Borrower to repurchase the securities as provided in the Convertible Contingent Senior Debenture Indenture on or after March 15, 2010.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus (ii) the outstanding principal amount of the Revolving Loans at such time, plus (iii) Letter of Credit Obligations outstanding at such time.

“Revolving Loan” has the meaning ascribed to such term in Section 2.01(a).

“Revolving Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swing Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite the heading “Revolving Loan Commitment” on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The initial aggregate amount of the Revolving Loan Commitment is $500,000,000

“Revolving Loan Commitment Termination Date” means the day which is the earliest of (A) the fifth anniversary of the Closing Date, (B) the termination of the Revolving Loan Commitments pursuant to Section 11.02 and (C) the date of termination in whole of the Revolving Loan Commitments pursuant to Section 3.01(b).

“Revolving Lender” shall mean a Lender with a Revolving Loan Commitment.

“Revolving Loan Maturity Date” means November 3, 2011.

“Revolving Loan Notes” has the meaning ascribed to such term in Section 2.04(a).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning ascribed to such term in Section 9.10.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Solvent”, when used with respect to any Person, means that at the time of determination:

(a)           the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(b)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c)           it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Standby Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 2.03 for the account of the Borrower or any of its Subsidiaries, which is not a Commercial Letter of Credit.

“Strategic Partner” means one or more Persons with whom a Person has any agreement or arrangement to develop, license, manufacture, market, sell or distribute products in lines of businesses that do not violate Section 9.07 (excluding, however, any such agreement or arrangement that would be treated under GAAP as an acquisition of any product reasonably related to the Business of the Borrower or its Subsidiaries).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.  When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Borrower.

“Swing Loan” has the meaning ascribed to such term in Section 2.03(a).

“Swing Loan Lender” means CIBC Inc. in its individual capacity.

“Swing Loan Note” has the meaning ascribed to such term in Section 2.04(b).

“Taxes” has the meaning ascribed to such term in Section 3.04(a).

“Term Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan” means the term loan to be made to the Borrower by the Term Lenders pursuant to Section 2.01.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a portion of the Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite the heading “Term Loan Commitment” on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof.  The initial aggregate amount of the Term Loan Commitment on the Closing Date shall be $650,000,000.

“Term Loan Maturity Date” means November 3, 2011.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing the portion of the Term Loan made by such Lender, substantially in the form of Exhibit B-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Termination Event” means (i) any Reportable Event with respect to any Benefit Plan, (ii) the withdrawal of the Borrower or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation arising under Section 4041 of ERISA of the Borrower or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (iv) the institution by the PBGC of proceedings to terminate any Benefit Plan, (v) any event or condition which constitutes grounds under

Section 4042 of ERISA for the appointment of a Trustee to administer a Benefit Plan, or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Type” means, with respect to any Loan, its nature as a Eurodollar Rate Loan or a Base Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

“Voting Securities” means with respect to any Person, Securities with respect to any class or classes of capital stock of such Person entitling the holders thereof ordinarily to vote in the election of the members of the Board of Directors of such Person.

 “Wholly Owned Subsidiary” means a Subsidiary of the Borrower all the Equity Interests of which are owned by the Borrower or another Wholly Owned Subsidiary.

1.02         Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.  Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.03         Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.04         Calculation of Financial Covenants.  To the extent any transactions shall have occurred that would necessitate the calculation of any financial covenant on a Pro Forma Basis (as set forth in the definition of Pro Forma Basis), all calculations of the financial covenant contained in Section 10.01 (Minimum Net Worth) for purposes of determining compliance with this Agreement (other than quarterly and annual covenant compliance calculations set forth in a Compliance Certificate delivered pursuant to Section 7.01(c)) shall be made on a Pro Forma Basis, and all calculations of the financial covenants contained in Sections 10.02 (Minimum Interest Coverage Ratio) and 10.03 (Maximum Leverage Ratio) for purposes of determining compliance with this Agreement shall be made on a Pro Forma Basis.

1.05         Other Terms.  Terms not otherwise defined herein which are defined in, or used in, Article 9 of the Uniform Commercial Code shall have the respective meanings assigned to such terms in Article 9 of the Uniform Commercial Code.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.01         Term Commitments.

(a)           Availability.  Subject to the terms and conditions hereof, each Term Lender with a Term Loan Commitment severally agrees to make a Term Loan to the Borrower on the Closing Date in an amount in Dollars equal to the amount of the Term Loan Commitment of such Term Lender.  The Term Loans may from time to time be Eurodollar Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.01 and 4.01(c).

(b)           Notice of Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice by delivery of a Notice of Borrowing to the Administrative Agent which Notice of Borrowing must be received by the Administrative Agent prior to 12:00 noon, New York City time, one Business Day prior to the anticipated Closing Date requesting that the Term Lenders make the Term Loans to be made on the Closing Date.  Upon receipt of such Notice of Borrowing the Administrative Agent shall promptly notify each Term Lender with a Term Loan Commitment thereof.  Not later than 12:00 noon, New York City time, on the Closing Date each Term Lender with a Term Loan Commitment shall make available to the Administrative Agent an amount in immediately available funds equal to the Term Loans to be made by such Term Lender.  On the Closing Date, the Administrative Agent shall credit the account of the Borrower specified by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

(c)           Repayment of Term Loans.  Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of the Terms Loans equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date:

Date	Amount of Term Loans To Be Repaid
March 31, 2007	$25,000,000
June 30, 2007	$25,000,000
September 30, 2007	$25,000,000
December 31, 2007	$25,000,000
March 31, 2008	$25,000,000
June 30, 2008	$25,000,000
September 30, 2008	$25,000,000
December 31, 2008	$25,000,000
March 31, 2009	$25,000,000
June 30, 2009	$25,000,000
September 30, 2009	$25,000,000
December 31, 2009	$25,000,000
March 31, 2010	$0
June 30, 2010	$0
September 30, 2010	$0
December 31, 2010	$0
March 31, 2011	$25,000,000
June 30, 2011	$25,000,000
September 30, 2011	$25,000,000
Term Loan Maturity Date	All outstanding Term Loans

2.02         Revolving Loan Facility.

(a)           Availability.  Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally agrees to make revolving loans (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the period from the Closing Date to the Business Day immediately preceding the Revolving Loan Commitment Termination Date, in an amount not to exceed such Lender’s Pro Rata Share of the Availability at such time.  Each Borrowing of Base Rate Loans or Eurodollar Rate Loans shall be for a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount.  All Revolving Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Revolving Loan Commitments, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Revolving Loan Commitment of any Lender be increased or decreased as a result of any such failure.  Subject to the provisions of this Agreement, the Borrower may repay any outstanding Revolving Loan made to it on any day which is a Business Day and any amounts so repaid may be reborrowed in accordance with the provisions of this Section 2.02(a).

(b)           Notice of Borrowing.  When the Borrower desires to borrow under this Section 2.02, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing, signed by it, no later than 12:00 p.m. (New York City time) (i) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans; Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period.  Any Notice of Borrowing given pursuant to this Section 2.02(b) shall be irrevocable.

(c)           Making of Revolving Loans.

(i)      Promptly after receipt of a Notice of Borrowing under Section 2.02(b), the Administrative Agent shall notify each Lender by facsimile, or other similar form of transmission, of the proposed Borrowing.  Each Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrower to be made as Revolving Loans in the Administrative Agent’s Account at its office in New York, New York, in immediately available funds, not later than 2:00 p.m. (New York City time) on any Funding Date applicable thereto.  Subject to the fulfillment of the conditions precedent set forth in Section 5.02 (and, in the event of the initial Borrowing under this Agreement, Section 5.01), the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent’s office in New York, New York on such Funding Date (or on the date received if later than such Funding Date).  The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Funding Date.

(ii)     Unless the Administrative Agent shall have been notified by any Lender no later than 2:00 p.m. (New York City time) on the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the Funding Date.  If the Revolving Loan proceeds corresponding to that amount are advanced to the Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Administrative Agent, (A) in the case of the Borrower, at the interest rate applicable to such Borrowing and (B) in the case of such Lender, at the Federal Funds rate for the first three Business Days, and thereafter at the interest rate applicable to such Borrowing.  If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender’s Revolving Loan, and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to the Borrower such corresponding amount plus any administrative costs.  This Section 2.02(c)(ii) does not relieve any Lender of its obligation to make its Revolving Loan on any Funding Date; nor does this Section 2.02(c)(ii) relieve the Borrower of its obligation to pay or repay any Lender funding its Revolving Loan pursuant to this Section 2.02(c)(ii) interest on such Revolving Loan from such Funding Date until the date on which such Revolving Loan is repaid in full.

(d)           Repayment of Revolving Loans.  The Revolving Loan Commitments shall terminate, and all outstanding Revolving Loans shall be paid in full, on the Revolving Loan Commitment Termination Date.

2.03         Swing Loans.

(a)           Swing Loans.  Subject to the terms and conditions set forth herein, the Swing Loan Lender may, in its sole discretion, make loans (the “Swing Loans”) to the Borrower, from time to time after the Closing Date and prior to the Revolving Loan Commitment Termination Date, up to an aggregate principal amount at any one time outstanding which shall not exceed an amount equal to $5,000,000.  The Swing Loan Lender shall have no duty to make or to continue to make Swing Loans.  All Swing Loans shall be payable on demand with accrued interest thereon and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that (x) Swing Loans shall have a minimum amount requirement of $100,000 and must be in multiples of $50,000 and (y) all interest on the Swing Loans made by the Swing Loan Lender shall be payable to the Swing Loan Lender solely for its own account.  The Swing Loan Lender shall not make any Swing Loan that, after giving effect thereto, would result in the Revolving Credit Obligations being in excess of the Maximum Revolving Credit Amount.

(b)           Notice of Borrowing.  When the Borrower desires to borrow under this Section 2.03, it shall deliver to the Administrative Agent an irrevocable Notice of Borrowing, signed by it, no later than 1:00 p.m. (New York City time) on the day of the proposed Borrowing of a Swing Loan.  Such Notice of Borrowing shall specify (i) the date of the proposed Borrowing (which shall be a Business Day), (ii) the amount of the proposed Borrowing and (iii) instructions for the disbursement of the proceeds of the proposed Borrowing.  All Swing Loans shall be Base Rate Loans.

(c)           Making of Swing Loans.  The Swing Loan Lender shall deposit the amount it intends to fund, if any, in respect of the Swing Loans requested by the Borrower with the Administrative Agent at its office in New York, New York not later than 2:00 p.m. (New York City time) in immediately available funds on the date of the proposed Borrowing applicable thereto.  The Swing Loan Lender shall not make any Swing Loan during the period commencing on the first Business Day after it receives written notice from the Requisite Lenders that one or more of the conditions precedent contained in Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied, and the Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan.  Subject to the preceding sentence, the Administrative Agent shall make such proceeds available to the Borrower at the Administrative Agent’s office in New York, New York on the date of the proposed Borrowing and shall disburse such proceeds to the Borrower in accordance with the Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing.

(d)           Repayment of Swing Loans.  The Borrower shall repay the outstanding Swing Loans owing to the Swing Loan Lender (i) upon demand by the Swing Loan Lender and (ii) on the Revolving Loan Commitment Termination Date.  In the event that the Borrower fails to repay any Swing Loans, together with interest thereon, as set forth in the first sentence of this paragraph, then, upon the request of the Swing Loan Lender, each Lender shall make Revolving Loans to the Borrower (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.01(b), which conditions and requirement such Lenders irrevocably waive) in an amount equal to such Lender’s Pro Rata Share of the aggregate amount of the Swing Loans then outstanding (net of that portion of such Swing Loan, if any, owing to such Lender in its capacity as a Swing Loan Lender) after giving effect to any prepayments and repayments made by the Borrower, and the Borrower hereby authorizes the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans.  To the extent the Administrative Agent receives any amounts in prepayment or repayment of outstanding Revolving Loans prior to such request, the Administrative Agent shall apply such amounts when received to the repayment of the Swing Loans then outstanding.  The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of such Revolving Loans shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such Revolving Loans on the date of such request.

2.04         Letters of Credit.  Subject to the terms and conditions set forth herein, the Issuing Bank hereby agrees to Issue for the account of the Borrower or any of its Subsidiaries one or more Letters of Credit during the period from the Closing Date to the date which is the fifth Business Day prior to the Revolving Loan Maturity Date, subject to the following provisions:

(a)           Types and Amounts.  The Issuing Bank shall not have any obligation to Issue, and shall not Issue any Letter of Credit at any time:

(i)      if the aggregate Letter of Credit Obligations with respect to the Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed $50,000,000 or any limit imposed by law or regulation upon the Issuing Bank;

(ii)     if the Issuing Bank receives written notice (A) from the Administrative Agent at or before 3:00 p.m. (New York City time) on the date of the proposed Issuance of such Letter of Credit that immediately after giving effect to the Issuance of such Letter of Credit, (1) the Letter of Credit Obligations at such time would exceed $50,000,000 or (2) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (B) from the Requisite Lenders at or before 1:00 p.m. (New York City time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Article V, as applicable, would not on such date be satisfied (or waived pursuant to Section 13.09), unless such conditions are thereafter satisfied or waived and written notice of such satisfaction or waiver is given to the Issuing Bank by the Administrative Agent (and the Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Article V, as applicable, have been satisfied or waived); or

(iii)    if the Letter of Credit requested would have an expiration date later than the earlier of (A) the date which occurs one year following the date of Issuance with respect to a Commercial Letter of Credit or the date which occurs one year following the date of Issuance with respect to a Standby Letter of Credit or (B) five Business Days immediately preceding the Revolving Loan Maturity Date; provided that any Letter of Credit with a one-year tenor may, by its terms, be renewable or automatically renew for successive periods of up to one year so long as such Letter of Credit expires on or prior to the date referred to in clause (B) above; or

(iv)    which is in a currency other than Dollars.

(b)           Conditions.  In addition to being subject to the satisfaction of the conditions precedent contained in Article V, as applicable, the obligation of the Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)      if the Issuing Bank so requests, the Borrower or the applicable Subsidiary shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as are customarily required for the issuance of similar Letters of Credit by the Issuing Bank;

(ii)     the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its reasonable credit judgment; and

(iii)    no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from Issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the Issuance of letters of credit generally or the Issuance of such Letter of Credit.

(c)           Issuance of Letters of Credit.  The Borrower shall give the Issuing Bank and the Administrative Agent written notice that it is, on behalf of itself or one of its Subsidiaries is requesting that the Issuing Bank Issue a Letter of Credit not later than 3:00 p.m. (New York City time) on the third Business Day preceding the requested date for Issuance thereof, or such shorter notice as may be reasonably acceptable to such Issuing Bank and the Administrative Agent.  Such notice shall be irrevocable unless and until such request is denied by the applicable Issuing Bank pursuant to the terms hereof and shall specify (A) the stated amount of the Letter of Credit requested, (B) the effective date (which shall be a Business Day) of Issuance of such Letter of Credit, (C) the date on which such Letter of Credit is to expire, (D) the Person for whose benefit such Letter of Credit is to be Issued, and (E) other relevant terms of such Letter of Credit.  In connection with such notice, the Borrower must also fill out a Letter of Credit application in the form of Exhibit K attached hereto (the “Letter of Credit Application”).  Such Issuing Bank shall notify the Administrative Agent, who shall in turn promptly notify the participating Lenders, immediately upon receipt of a written notice and Letter of Credit Application from the Borrower requesting that a Letter of Credit be Issued and, upon the Administrative Agent’s request therefor, send a copy of such notice and Letter of Credit Application to the Administrative Agent.  The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit (which notice the Administrative Agent shall promptly transmit by facsimile or similar transmission to each Lender).

(d)           Reimbursement Obligations; Duties of Issuing Bank.

(i)      Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

(A)          the Borrower shall reimburse the Issuing Bank for amounts drawn by the Borrower or any of its Subsidiaries under each Letter of Credit, no later than the same day (the “Reimbursement Date”) the Borrower or the applicable Subsidiary receives notice from the Issuing Bank that a draft has been presented under such Letter of Credit, provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless the Borrower shall have notified Administrative Agent and such Issuing Bank prior to 12:00 P.M. (New York City time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Bank for the applicable Reimbursement Obligations with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the applicable Reimbursement Obligations (and Administrative Agent shall promptly give notice thereof to each Revolving Lender) and (ii) Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in an amount equal to the applicable Reimbursement Obligations, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank in an amount equal to the applicable Reimbursement Obligations; and provided, further, that if for any reason proceeds of Revolving Loans are not received by Administrative Agent on the Reimbursement Date in an amount equal to the applicable Reimbursement Obligations, Borrower shall reimburse Administrative Agent, on demand, in an amount in same day funds equal to the excess of (x) the applicable Reimbursement Obligations over (y) the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this subsection (A) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and the Borrower or the applicable Subsidiary shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection (A).  The Issuing Bank may honor or dishonor any drawing in accordance with the terms of any Letter of Credit without regard to any instruction of the Borrower or the applicable Subsidiary; and
(B)           all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Base Rate Loans in accordance with Section 4.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable in accordance with Section 4.01(d).

(ii)     The Issuing Bank shall give the Administrative Agent written notice of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrower on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by facsimile or similar transmission to each Lender).

(iii)    No action taken or omitted, in good faith and without gross negligence or willful misconduct, by the Issuing Bank under or in connection with any Letter of Credit shall put the Issuing Bank under any resulting liability to any Lender or the Borrower or any of its Subsidiaries or, so long as such Letter of Credit is not Issued in violation of Section 2.04(a), relieve any Lender of its obligations hereunder to the Issuing Bank.  Solely as between the Issuing Bank and the Lenders, in determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

(e)           Participations.

(i)      Immediately upon Issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 2.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender’s Pro Rata Share, including, without limitation, all obligations of the Borrower or the applicable Subsidiary with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor and guaranty pertaining thereto.

(ii)     If the Issuing Bank makes any payment under any Letter of Credit and the Borrower or the applicable Subsidiary does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender’s Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Lender in its capacity as the Issuing Bank), and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for the Issuing Bank’s account, pursuant to this Section 2.04(e).  All such payments shall constitute Revolving Loans made to the Borrower or the applicable Subsidiary pursuant to Section 2.02 (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement in Section 2.02(b) to deliver a Notice of Borrowing, which conditions and requirement, for the purpose of refunding any Reimbursement Obligation owing to the Issuing Bank, the Lenders irrevocably waive).  If a Lender does not make its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable to a Base Rate Loan in accordance with Section 4.01(a).  The failure of any such Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank such other Lender’s Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent.  This Section 2.04(e)(ii) does not relieve the Borrower or the applicable Subsidiary of its obligation to pay or repay any Lender funding its Pro Rata Share of such payment pursuant to this Section 2.04(e)(ii) interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full.

(iii)    Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Lender has made a Revolving Loan pursuant to clause (ii) of this Section 2.04(e), the Issuing Bank shall promptly pay to the Administrative Agent such payment for distribution to the Lenders in accordance with Section 3.03.  Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York City time) on such Business Day, and otherwise on the next succeeding Business Day.

(iv)    The obligations of the Borrower or the applicable Subsidiary to reimburse the Issuing Bank pursuant to Section 2.04(d) and of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of the Issuing Bank, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Article V, as applicable, which conditions, for the purposes of refunding any Reimbursement Obligation owed to the Issuing Bank, such Lenders irrevocably waive) under all circumstances, including, without limitation, any of the following circumstances:

(A)          any lack of validity or enforceability hereof or of any of the other Loan Documents;
(B)           the existence of any claim, setoff, defense or other right which the Borrower or the applicable Subsidiary may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);
(C)           any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(E)           any failure by the Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or
(F)           the occurrence of any Event of Default or Default.

(f)            Payment of Reimbursement Obligations.

(i)      The Borrower or the applicable Subsidiary unconditionally agrees to pay to the Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other reasonable amounts payable to the Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower or the applicable Subsidiary may have at any time against the Issuing Bank or any other Person.

(ii)     In the event any payment by the Borrower or the applicable Subsidiary received by the Issuing Bank with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participation is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

(g)           Issuing Bank Charges.  The Borrower or the applicable Subsidiary shall pay to the Issuing Bank, solely for its own account, the standard charges assessed by the Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrower’s or the applicable Subsidiary’s account as may be agreed upon by the Borrower or the applicable Subsidiary and the Issuing Bank from time to time.

(h)           Issuing Bank Reporting Requirements.  The Issuing Bank shall, on a daily basis, provide to the Administrative Agent and the Borrower or the applicable Subsidiary a daily notification schedule for Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower or the applicable Subsidiary, setting forth the aggregate Letter of Credit Obligations outstanding and any information requested by the Administrative Agent or the Borrower or the applicable Subsidiary relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

(i)            Indemnification; Exoneration.

(A)          In addition to all other amounts payable to the Issuing Bank, the Borrower or the applicable Subsidiary hereby agrees to defend, indemnify, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys’ fees but excluding taxes) which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

(B)           As between the Borrower or the applicable Subsidiary on the one hand and the Administrative Agent, the Lenders and the Issuing Bank on the other hand, the Borrower or the applicable Subsidiary assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the Issuing Bank and the Lenders shall not be responsible for (except to the extent resulting from their gross negligence or willful misconduct, as determined by a court of competent jurisdiction):  (i) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and Issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any litigation, proceeding or charges with respect to such Letter of Credit; and (ix) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank or the Lenders.

(j)            Existing Letters of Credit.  The parties hereto agree that, as of the Closing Date, the Issuing Bank shall be deemed to have issued the Existing Letters of Credit pursuant to this Agreement (provided that the actual dates of issuance and expiry thereof shall not be deemed modified hereby) and the Existing Letters of Credit shall be deemed to be a Letters of Credit for all purposes hereunder and under the other Loan Documents.  Specifically, and without limitation of the foregoing or the other provisions of this Section 2.04, (i) the undrawn face amount of the Existing Letters of Credit, for so long as the same shall be outstanding, shall be included in calculating (x) the limits set forth in clauses (i) and (ii) of Section 2.04(a) and (y) the aggregate Letter of Credit Obligations, (ii) each Lender hereby absolutely and unconditionally agrees to pay to the Issuing Bank, in accordance with Section 2.04(e)(ii), such Lender’s Pro Rata Share of each payment made by the Issuing Bank under the Existing Letters of Credit, together with interest in accordance with Section 2.04(e)(ii), and (iii) with respect to the Existing Letters of Credit, the Issuing Bank shall have the benefit of all agreements, covenants and indemnities of the Issuing Bank set forth in this Agreement and shall comply with all agreements and obligations set forth herein that bind the Issuing Bank, insofar as the same apply to Letters of Credit generally.

2.05         Promise to Pay; Evidence of Debt.

(a)           Term Loans.  The Borrower agrees to pay when due the principal amount of each Term Loan which is made to the Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Term Loans owing to the Lenders.  The Borrower shall execute and deliver to each Lender a promissory note to evidence the Term Loans owing to such Lender and agrees to execute and deliver to such Lender and any assignee of such Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit B-1 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Term Loan Notes”; and “Term Loan Note” means any one of the Term Loan Notes, in each case as amended, supplemented or otherwise modified from time to time). Amounts paid or prepaid on account of the Term Loans may not be reborrowed.

(b)           Revolving Loans.  The Borrower agrees to pay when due the principal amount of each Revolving Loan which is made to the Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Revolving Loans owing to the Lenders.  The Borrower shall execute and deliver to each Lender a promissory note to evidence the Revolving Loans owing to such Lender and agrees to execute and deliver to such Lender and any assignee of such Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit B-2 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Revolving Loan Notes”; and “Revolving Loan Note” means any one of the Revolving Loan Notes, in each case as amended, supplemented or otherwise modified from time to time).

(c)           Swing Loans.  The Borrower agrees to pay when due the principal amount of each Swing Loan which is made to the Borrower, and further agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Swing Loans owing to the Swing Loan Lender.  The Borrower shall execute and deliver to the Swing Loan Lender a promissory note to evidence the Swing Loans owing to the Swing Loan Lender and agrees to execute and deliver to the Swing Loan Lender and any assignee of the Swing Loan Lender such promissory notes as are necessary after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit B-3 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Swing Loan Notes”; and “Swing Loan Note” means any one of the Swing Loan Notes, in each case as amended, supplemented or otherwise modified from time to time).

2.06         Use of Proceeds of Loans.  The proceeds of the Term Loans shall be used to finance the Transactions and to pay related fees and expenses on the Closing Date.  The proceeds of the Revolving Loans shall be used to finance a portion of the Transactions and to provide for the working capital and general corporate requirements of the Borrower and its Subsidiaries, including, without limitation, acquisitions and the repayment, repurchase or other redemption of Indebtedness permitted under this Agreement.

2.07         Authorized Officers, Employees and Administrative Agents.  On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate in substantially the form of Exhibit G attached hereto setting forth the names of the officers, employees and agents of the Borrower, in each case who are authorized to request Revolving Loans and Swing Loans on behalf of the Borrower and containing a specimen signature of each such officer, employee or agent.  The officers, employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents.  The Administrative Agent shall be entitled to rely conclusively on each such officer’s, employee’s or agent’s authority to request such Revolving Loan or Swing Loan until the Administrative Agent receives written notice to the contrary.  In addition, the Administrative Agent shall be entitled to rely conclusively on any written notice sent to it by telecopy.

The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on, or any telecopy or facsimile of, any written Notice of Borrowing or any other document.  Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower or any other Person in acting upon any facsimile or telephonic notice referred to above which the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of such authorized officers, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.  The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

2.08               Increase in Commitments.

(a)           Borrower Request.  Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Loan Maturity Date, an increase to the existing Revolving Loan Commitments and/or (y) the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $250,000,000 in the aggregate and not less than $50,000,000 for any such individual request.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)           Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)      each of the conditions set forth in Section 5.02 shall be satisfied;

(ii)     no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(iii)    after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in EBITDA concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 7.01(a) or (b), Borrower shall be in compliance with each of the covenants set forth in Sections 10.01, 10.02 and 10.03;

(iv)    Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)           Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)      terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except for amortization, pricing and maturity, identical to the Term Loans as they exist immediately prior to the Increase Effective Date;

(ii)     the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii)    the weighted average life to maturity of all new Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans and the existing Term Loans; and

(iv)    the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.08.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments and Incremental Term Loans that are, respectively, made pursuant to this Agreement.

(d)           Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Loan Commitments, then each of the Revolving Lenders having a Revolving Loan Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Loan Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letter of Credit Exposure and Swing Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letter of Credit Exposure and Swing Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to such increased Revolving Loan Commitments.

(e)           Making of New Term Loans.  On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to the Borrower in an amount equal to its new Commitment.

ARTICLE III

PAYMENTS AND PREPAYMENTS

3.01         Voluntary Prepayments; Reductions in Revolving Loan Commitments.

(a)           Voluntary Prepayments.  The Borrower may, at any time and from time to time, prepay the Loans in whole or in part upon at least one (1) Business Day’s (with respect to Base Rate Loans) or three (3) Business Days’ (with respect to Eurodollar Loans) prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender, it being agreed that the failure of the Administrative Agent to give such notice shall not affect the Borrower’s right to prepay any Loan); provided, however, that (i) any partial prepayment shall be in minimum amounts of $5,000,000 and in multiples of $1,000,000 in excess thereof (except if such prepayment prepays the entire outstanding amount of the applicable Borrowing of Loans) and no partial prepayment of Eurodollar Rate Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining Loans under such Borrowing to less than $5,000,000 or to any greater amount not a multiple of $1,000,000 in excess thereof (except if such prepayment prepays the entire outstanding amount of such Borrowing) and (ii) Eurodollar Rate Loans may only be prepaid, in whole or in part, (A) on the expiration date of the then applicable Eurodollar Interest Period or (B) otherwise upon payment of the amounts described in Section 4.02(f).  Any notice of prepayment given to the Administrative Agent under this Section 3.01(a) shall specify the Loans to be prepaid, the date (which shall be a Business Day) of prepayment, and the aggregate principal amount of the prepayment.  When notice of prepayment is delivered as provided herein, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified in such notice.  Any optional prepayment of Term Loans shall be applied first, to reduce the next four scheduled amortization payments (based on the scheduled amortization payments under paragraph (a) above) and second, on a pro rata basis to the remaining scheduled amortization payments in respect of the Term Loans.

(b)           Voluntary Reductions in Revolving Loan Commitments.  The Borrower, upon at least three (3) Business Days’ prior notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), shall have the right, at any time and from time to time, to terminate in whole or permanently reduce ratably in part the unused portions of the Revolving Loan Commitments, provided that the Borrower shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Loan Commitments as reduced or terminated on the date of such reduction.  Any such partial reduction shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Loan Commitment of each Lender proportionately in accordance with such Lender’s Pro Rata Share.  Any notice of termination or reduction given to the Administrative Agent under this Section 3.01(b) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.  When notice of termination or reduction is delivered as provided herein, the principal amount of any payment required under this Section 3.01(b) shall become due and payable on the termination or reduction date specified in such notice.

(c)           The prepayments and payments in respect of reductions and terminations described in subsections (a) and (b) of this Section 3.01 may be made pursuant to such subsections at any time and from time to time without premium or penalty (except as provided in Section 4.02(f)).

3.02         Mandatory Prepayments.  In the event that, on any date, the aggregate Revolving Credit Obligations at such time exceed the aggregate Revolving Loan Commitments at such time (after giving effect to any concurrent termination or reduction thereof) (the “Excess Amount”), the Borrower will on such date, and solely to the extent of the Excess Amount, prepay the outstanding principal amount of the Swing Loans and, if after having so prepaid such Swing Line Loans, if any, there remains an Excess Amount, then solely to the extent of such remaining Excess Amount, the Borrower will prepay the outstanding principal amount of the Revolving Loans; provided that, to the extent the Excess Amount is greater than the aggregate principal amount of Swing Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid (up to the Excess Amount) shall instead be retained by the Administrative Agent and held as cash collateral for Letter of Credit Obligations in an account to be established by the Administrative Agent, and thereupon such cash shall be deemed to reduce the aggregate Letter of Credit Obligations by an equivalent amount and shall be promptly released by the Administrative Agent to the Borrower in such amounts as such Excess Amount may be reduced from time to time.

3.03         Payments.

(a)           Manner and Time of Payment.  All payments of principal, interest, fees and other Obligations which are payable to the Administrative Agent or any Lender shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off, in Dollars and in immediately available funds, delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due, by deposit of such funds to the Administrative Agent’s Account.  The Administrative Agent shall thereafter cause to be distributed to the Lenders their respective Pro Rata Shares of such payments in accordance with the provisions of Section 3.03(b) if received prior to 1:00 p.m. (New York City time), and on the next succeeding Business Day, if received thereafter, by the Administrative Agent.

(b)           Apportionment of Payments.

(i)      Subject to the provisions of Section 3.03(b)(ii) all payments of principal and interest in respect of outstanding Term Loans and Revolving Loans, as applicable, shall be applied by the Administrative Agent to the ratable payment of the Term Loans and Revolving Loans, as applicable, owing to the Lenders in accordance with their respective Pro Rata Shares thereof.

(ii)     After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments and prepayments of any Obligations in the following order:

(A)          first, to pay principal of and interest on any Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender pursuant to Section 2.02(c)(ii) for which the Administrative Agent has not been reimbursed by such Lender or the Borrower;

(B)           second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agents (solely in their capacity as Agents);

(C)           third, to pay obligations in respect of any expense reimbursements or indemnities then due to any Lender; and

(D)          fourth, to pay interest on the Loans and Reimbursement Obligations ratably among the parties entitled thereto;

(E)           fifth, to pay the principal amount of the Loans and Reimbursement Obligations then outstanding in accordance with each Lender’s Pro Rata Share;

(F)           sixth, to pay all other Obligations in such order as the Administrative Agent may determine in its sole discretion.

The order of priority set forth in this Section 3.03(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent and the Lenders as among themselves.  If sufficient funds are not available to fund all Obligations described in any of the foregoing clauses (A) through (F), the available funds shall be allocated to the Obligations described in such clause ratably.

(c)           Payments on Non-Business Days.  Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

3.04         Taxes.

(a)           Payments Free and Clear of Taxes.  Any and all payments by the Borrower hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings, and all interest, penalties, additions to tax and liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent (i) taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it, in each case by (A) the United States except withholding taxes contemplated pursuant to Section 3.04(e)(ii)(C), (B) the Governmental Authority of the jurisdiction in which such Lender’s office is located or (C) the Governmental Authority in which such Person is organized, managed, controlled or doing business, in each case including all political subdivisions thereof, and (ii) taxes (including income taxes and branch profits taxes) imposed on or measured by the Administrative Agent’s or each Lender’s overall net income and franchise taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, the Notes or any other Loan Document) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Loan Document to any Lender or the Administrative Agent, (x) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.04) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) the Borrower shall make such withholdings or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           Other Taxes.  In addition, the Borrower agrees to pay any present or future stamp, value-added or documentary taxes or any other excise or property taxes, charges or similar levies which arise from and which relate directly to (i) any payment made under any Loan Document or (ii) the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Indemnification.  The Borrower will indemnify each Lender and the Administrative Agent against, and reimburse each on demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 3.04 and any additional income or franchise taxes resulting therefrom, subject to the provisions of Section 3.04(g)) incurred or paid by such Lender or the Administrative Agent (as the case may be) or any Affiliate of such Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or lawfully payable.  A certificate as to any amount payable to any Person under this Section 3.04 submitted by such Person to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto.  This indemnification shall be made within thirty (30) days from the date such Person makes written demand therefor and within thirty (30) days after the receipt of any refund of the Taxes or Other Taxes following final determination that the Taxes or Other Taxes which gave rise to the indemnification were not required to be paid, such Person shall repay the amount of such paid indemnity to the Borrower; provided, however, that the Borrower shall not be obligated to make payment to any Lender or the Administrative Agent (as the case may be) pursuant to this Section 3.04 in respect of penalties, interest and other liabilities attributable to any Taxes or Other Taxes, to the extent such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent or any of their Affiliates.  After any Lender or the Administrative Agent (as the case may be) receives written notice of the imposition of the Taxes or Other Taxes which are subject to this Section 3.04, such Lender and the Administrative Agent will act in good faith to promptly notify the Borrower of its obligations hereunder.

(d)           Receipts.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 13.10, the original or a certified copy of a receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing payment thereof.  The Borrower will furnish to the Administrative Agent upon the Administrative Agent’s request from time to time an Officer’s Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(e)           Foreign Bank Certifications.

(i)      Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Administrative Agent on or before the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 13.01 hereof a true and accurate original certificate executed by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (A) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by one duly completed copy of IRS Form W-8BEN (or any successor or substitute form)), (B) under Sections 1442(c)(1) and 1442(a) of the Code (in which case the certificate shall be accompanied by one duly completed copy of IRS Form W-8ECI (or any successor or substitute form)) or (C) under Section 871(h) or 881(c) of the Code (in which case the certificate shall be accompanied by one duly completed copy of IRS Form W-8BEN (or any successor or substitute form)).

(ii)     Each such Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time, a true and accurate original certificate executed by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 3.04(e).  Each certificate required to be delivered pursuant to this Section 3.04(e)(ii) shall certify as to one of the following:

(A)          that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

(B)           that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.04(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower;

(C)           that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of the adoption or implementation of, or any change in, or in the interpretation or administration of, any law or regulation (including the Code, regulations thereunder or any applicable tax treaty) or any guideline or request from any Governmental Authority or quasi-governmental authority after the later of the Closing Date or the date on which a Lender became a Lender pursuant to Section 13.01 and that it is not capable of recovering the full amount of the same from a source other than the Borrower; or

(D)          that such Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of the adoption or implementation of, or any change in, or in the interpretation or administration of, any law or regulation (including the Code, regulations thereunder or any applicable tax treaty) or any guideline or request from any Governmental Authority or quasi-governmental authority after the later of the Closing Date or the date on which a Lender became a Lender pursuant to Section 13.01.

(f)            Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, other than a Lender that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), shall, to the extent that it may lawfully do so, deliver to the Administrative Agent two duly signed completed originals of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

Any notice given by any Lender or other Person under this Section 3.04 shall be effective only if given within one year after such Lender or other Person becomes aware or should have become aware of the events giving rise to such notice.

(g)           Forms.  The Borrower shall not be required to pay any Taxes or Other Taxes pursuant to this Section 3.04 in respect of U.S. federal income taxes if the obligation to withhold with respect to such Taxes or Other Taxes results from, or would not have occurred but for, the failure of any Lender to deliver the forms described in Section 3.04(e) in the manner and at the times specified therein; provided, however, that the Borrower shall be required to pay any Taxes or Other Taxes contemplated pursuant to Section 3.04(e)(ii)(C).

(h)           Credits.  If and to the extent that any Lender is able, in its sole discretion and without any obligation to do so, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrower to pay any Taxes or Other Taxes pursuant to this Section 3.04 then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse to the Borrower at such time as such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Taxes or Other Taxes had not been required.  Nothing in this subsection shall require any Lender to disclose any information regarding its tax affairs generally or its calculation of Taxes (including any tax returns).

(i)            Conduit Arrangements.  Notwithstanding anything to the contrary contained in this Section 3.04, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the Treasury Regulations issued thereunder) with respect to any payments made by the Borrower under this Agreement, the Notes or any Loan Document, the Borrower shall not be obligated to pay additional amounts to such Lender pursuant to this Section 3.04 to the extent that the amount of Taxes exceeds the amount that would have been otherwise payable had such Lender not been a conduit entity participating in a conduit financing arrangement.

3.05         Increased Capital.  If any Lender determines that (i) the adoption or implementation after the date hereof of or any change after the date hereof in or in the interpretation or administration of any law or regulation or any guideline or request after the date hereof from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over such Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans, any Lender’s participation in or obligation to participate in the Loans or Letters of Credit or other advances made hereunder or under the Notes or the existence of any Lender’s obligation to make Loans, then, in any such case, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower agrees to pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefor, provided such Lender is also generally charging its customers therefor.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  Any notice given by any Lender under this Section 3.05 shall be effective only if given within one year after such Lender becomes aware or should have become aware of the events giving rise to such notice.

3.06         Mitigation; Replacement of Lenders.  Any Lender claiming any amounts pursuant to Section 3.04, 3.05 or 4.01(f) shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions, Taxes or Other Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Eurodollar Lending Office if such efforts would avoid the need for or reduce the amount of any such amounts which would thereafter accrue and would not, in the sole determination of such Lender, result in any additional unreimbursed costs, expenses or risks to such Lender or would be otherwise materially disadvantageous to such Lender.  The Borrower may, at any time and so long as no Event of Default has then occurred and is continuing, and at its sole expense (including with respect to the processing fee referred to in Section 13.01(b)), replace any Lender (i) that has requested compensation from the Borrower under Section 3.04, Section 3.05 or Section 4.01(f), (ii) the obligation of which to make or maintain Eurodollar Rate Loans has been suspended under Section 4.02(e) or (iii) defaults in the making of any Revolving Loan required to be made by it hereunder, in any case under clauses (i), (ii) or (iii) above by written notice to such Lender and the Administrative Agent identifying one or more Replacement Lenders to replace such Lender (the “Replaced Lender”), provided that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 13.01(b), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent (which agreement shall not be unreasonably withheld), all (but not less than all) of the Term Loan Commitment or Revolving Loan Commitment, as applicable, and outstanding Term Loans or Revolving Loans, as applicable, of the Replaced Lender, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Revolving Loans and Term Loans of the Replaced Lender and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender hereunder, (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.02(c)(ii), and (z) to the Administrative Agent, for the account of the Swing Loan Lender, any amounts owing to the Swing Loan Lender under Section 2.03, and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Sections 3.04, 3.05 and 4.01(f) that give rise to the replacement of such Replaced Lender and amounts payable under Section 4.02(f) as a result of the actions required to be taken under this Section 3.06, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

ARTICLE IV

INTEREST AND FEES

4.01         Interest on the Loans and other Obligations.

(a)           Rate of Interest.

(i)      All Loans and the outstanding amount of all other Obligations (other than Swing Loans) shall bear interest on the unpaid amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

(A)          If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (I) the Base Rate as in effect from time to time as interest accrues, plus (II) the Applicable Base Rate Margin in effect at such time; and

(B)           If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (I) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (II) the Applicable Eurodollar Rate Margin in effect from time to time during such Eurodollar Interest Period.

(ii)     All Swing Loans shall bear interest on the unpaid amount thereof from the date such Loans are made until paid in full, except as otherwise provided in Section 4.01(d), at a rate per annum equal to the sum of (I) the Base Rate as in effect from time to time as interest accrues, plus (II) the Applicable Base Rate Margin in effect at such time.

(iii)    The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if (x) such Loan is to be made on the Closing Date unless the Borrower provides the Lenders with a funding indemnification in a form acceptable to the Administrative Agent, or (y) at the time of such selection an Event of Default or Default has occurred and is continuing.  If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

(b)           Interest Payments.

(i)      Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) on the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable, or such other date on which such Loans become due and payable and on any other date of prepayment or repayment of any principal portion thereof (but only as to the principal amount so prepaid or repaid).

(ii)     Interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Eurodollar Interest Payment Date applicable to such Loan and (B) on the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable, or such other date on which such Loans become due and payable and on any other date such Loans are repaid or prepaid in full.

(iii)    Interest, if any, accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the last Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation and (B) on the Revolving Loan Maturity Date or Term Loan Maturity Date, as applicable, or such other date on which such Obligations become due and payable.

(c)           Conversion or Continuation.

(i)      The Borrower shall have the option (A) to convert at any time all or any part of the outstanding Base Rate Loans (other than Swing Loans) to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.02 or (ii) if an Event of Default or Default would occur or has occurred and is continuing.  Any conversion into or continuation of Eurodollar Rate Loans under this Section 4.01(c) shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount except if such lesser amount represents the total amount of such Type of Loans outstanding, and no partial conversion of Eurodollar Rate Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining Eurodollar Rate Loans under such Borrowing to less than $5,000,000 or to any greater amount not a multiple of $1,000,000 in excess thereof.  Any conversion into Base Rate Loans under this Section 4.01(c) shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess of that amount except if such lesser amount represents the total amount of such Type of Loans outstanding.

(ii)     To convert or continue Loans under Section 4.01(c)(i), the Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 1:00 p.m. (New York City time) at least three (3) Business Days in advance of the proposed conversion/continuation date.  A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the aggregate principal amount of the Loans to be converted/continued, (C) whether such Loans shall be converted and/or continued and (D) in the case of a conversion to, or continuation of, Eurodollar Rate Loans, the requested Eurodollar Interest Period.  Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii), the Administrative Agent shall notify each Lender by facsimile, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, Loans (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith.

(d)           Default Interest.  Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, (i) upon the occurrence of any Event of Default specified in Section 11.01(a) and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and (to the maximum extent permitted by law) of all other Obligations shall bear interest at a rate which is 2.0% per annum (after as well as before judgment) in excess of the rate of interest applicable to such Obligations from time to time, and (ii) upon the occurrence of any other Event of Default and for as long thereafter as such Event of Default shall be continuing, the Requisite Lenders may elect that the principal balance of all Loans and (to the maximum extent permitted by law) of all other Obligations bear interest during such period at a rate which is 2.0% per annum in excess of the rate of interest applicable to such Obligations from time to time, and in each case under clauses (i) and (ii), such default interest shall be payable on demand.

(e)           Computation of Interest.  Interest on (i) Base Rate Loans and all other Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days and (ii) Eurodollar Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment made in accordance with Section 3.03 shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)            Changes; Legal Restrictions.  If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

(i)      (x) subjects a Lender (or its Applicable Lending Office) to charges (other than Taxes) of any kind which is applicable to Lenders’ ability to make Eurodollar Rate Loans, or (y) changes the basis of taxation of, or subjects to tax, payments to a Lender of principal, fees, interest, or any other amount payable hereunder with respect to any Loans; or

(ii)     imposes, modifies, or holds applicable, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Revolving Loan Commitments or to reduce any amount receivable thereunder; then, in any such case, within thirty (30) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  Any notice given by any Lender under this Section 4.01(f) shall be effective only if given within one year after such Lender becomes aware or should have become aware of the events giving rise to such notice.

(g)           Confirmation of Eurodollar Rate.  Upon the request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be reasonably requested.

4.02         Special Provisions Governing Eurodollar Rate Loans.  With respect to Eurodollar Rate Loans:

(a)           Amount of Advance.  Each Borrowing of Eurodollar Rate Loans shall be for a minimum amount of $5,000,000 and in integral multiples of 1,000,000 in excess of that amount.

(b)           Determination of Eurodollar Interest Period.  By giving notice as set forth in Section 2.01(b) (with respect to a Borrowing of Eurodollar Rate Loans) or Section 4.01(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (a “Eurodollar Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:

(i)      The Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, a Eurodollar Interest Period of either one, two, three, six, or if available to all Lenders, nine and twelve months (as selected by the Borrower) in duration;

(ii)     In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

(iii)    If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, such Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(iv)    The Borrower may not select a Eurodollar Interest Period as to any Term Loan or Revolving Loan if such Eurodollar Interest Period terminates later than the Term Loan Maturity Date or Revolving Loan Maturity Date, respectively;

(v)     There shall be no more than six (6) Eurodollar Interest Periods in effect at any one time; and

(vi)    Any Eurodollar Interest Period pertaining to a Borrowing of Eurodollar Rate Loans that commences on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Eurodollar Interest Period) shall end on the last Business Day of the last calendar month of such Eurodollar Interest Period.

(c)           Determination of Interest Rate.  As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the “Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Eurodollar Rate”) the interest rate which shall apply to Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period, and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

(d)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that at least one (1) Business Day before the Interest Rate Determination Date:

(i)      the Administrative Agent reasonably determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed;

(ii)     the Requisite Lenders advise the Administrative Agent that Dollar deposits in the principal amounts of the Eurodollar Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Eurodollar Interest Period; or

(iii)    the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(f), will not adequately and fairly reflect the cost to such Lenders of funding Loans of such Type;

then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate shall be suspended and each outstanding Loan of such Types shall be converted into a Base Rate Loan on the last day of the then current Eurodollar Interest Period therefor, and any Notice of Borrowing for which Revolving Loans have not then been made shall be deemed to be a request for Base Rate Loans, notwithstanding any prior election by the Borrower to the contrary.

(e)           Illegality.

(i)      If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)     When notice is given by a Lender under Section 4.02(e)(i), (A) the Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the

Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

(iii)    If at any time after a Lender gives notice under Section 4.02(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(f)            Compensation.  In addition to all amounts required to be paid by the Borrower pursuant to Section 4.01, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Eurodollar Rate Margin on the relevant Loans) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/ Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to Section 4.02(d), (ii) from the assignment of any Eurodollar Rate Loan other than on the last day of a Eurodollar Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.06 or pursuant to Section 2.08(d), (iii) if for any reason any Eurodollar Rate Loan is paid or prepaid (including, without limitation, mandatorily pursuant to Section 3.02) on a date which is not the last day of the applicable Eurodollar Interest Period, (iv) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.02(d) or 4.02(e) or (v) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof.  The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(g)           Affiliates Not Obligated.  No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

4.03         Fees.

(a)           Unused Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares of the aggregate Revolving Loan Commitments, during the period commencing on the Closing Date and ending on the Revolving Loan Commitment Termination Date, a fee equal to the Applicable Fee per annum on the average amount by which the Revolving Loan Commitments exceed the Revolving Credit Obligations minus the outstanding principal amount of the Swing Loans, such fee being payable quarterly, in arrears, on the last Business Day of each calendar quarter and on the Revolving Loan Commitment Termination Date, in each case in respect of the quarter (or portion thereof) immediately preceding the date such payment is required.

(b)           Letter of Credit Fee.  In addition to any charges paid pursuant to Section 2.04(g), the Borrower or the applicable Subsidiary shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, with respect to each Letter of Credit Issued by the Issuing Bank, to the Borrower or any of its Subsidiaries a fee at a per annum rate equal to the Applicable Eurodollar Rate Margin on the undrawn face amount of such Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter.

(c)           Issuing Bank Fee.  The Borrower or the applicable Subsidiary shall pay to the Issuing Bank, solely for its own account, with respect to each Letter of Credit issued by the Issuing Bank, to the Borrower or any of its Subsidiaries an additional fee in an amount equal to 0.125% per annum on the undrawn face amount of such Letter of Credit, payable quarterly in arrears on the last Business Day of each calendar quarter.

(d)           Computation of Fees.  All of the above fees payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  All such fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations.

ARTICLE V

CONDITIONS TO LOANS

5.01         Conditions Precedent to Closing and to Initial Loans.  The occurrence of the Closing Date and the obligation of each Lender to make the initial Loans requested to be made by it hereunder (whether on or at any time after the Closing Date) shall be subject to the satisfaction of all of the following conditions precedent:

(a)           Documents.  The Administrative Agent (on behalf of itself and the Lenders) shall have received on or before the Closing Date all of the following:

(i)      this Agreement, the Notes, the Guaranties, an Account Designation Letter and all other agreements, documents, instruments, certificates, opinions and corporate resolutions described in the List of Closing Documents, each duly executed where appropriate and in form and substance satisfactory to the Lenders and in sufficient copies for each of the Lenders; and

(ii)     such additional documentation as the Administrative Agent or the Requisite Lenders may reasonably request.

(b)           Consents and Approvals; No Adverse Action.  All approvals, permits and consents of any Governmental Authorities or other Persons required in connection with the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained, without the imposition of conditions that are not reasonably acceptable to the Administrative Agent, and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Administrative Agent shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken or threatened by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or to impose materially adverse conditions upon, this Agreement, any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or that, in the reasonable opinion of the Administrative Agent, could be expected to have a Material Adverse Effect.

(c)           Searches.  The Administrative Agent shall have received certified reports from an independent search service satisfactory to it listing any judgment or tax lien filing or Uniform Commercial Code financing statement that names the Borrower or any Guarantor as debtor in any of such jurisdictions as may be selected by the Administrative Agent, and the results thereof shall be reasonably satisfactory to the Administrative Agent.

(d)           No Change in Condition.  (1)  There not occurring any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, since December 31, 2005, which would have, or would reasonably be expected to have a Material Adverse Effect on (x) the properties, assets, liabilities, business, financial condition, or results of operations of Andrx and its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries (including Andrx and its Subsidiaries), taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of:  (i) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism; (ii) general national, international or regional economic, financial, political or business conditions (including changes in Law or GAAP or the interpretation thereof) affecting generally the generic pharmaceutical industry or the pharmaceutical industry, which do not have a materially disproportionate effect (relative to other industry participants) on Andrx and its Subsidiaries, taken as a whole, or the Borrower and its Subsidiaries (including Andrx and its Subsidiaries), taken as a whole;

(iii) the execution, announcement and performance of the Merger Agreement, or any actions taken, delayed or omitted to be taken by Andrx pursuant to the Merger Agreement or at the request of the Borrower; (iv) decrease in revenues from Andrx’s generic products related to price reductions or reduced market share in the ordinary course of business as a result of competition from current or future competitors; (v) any adverse determination in connection with any litigation under Paragraph IV of the Drug Price Competition and Patent Term Restoration Act of 1984, and (vi) the FDA OAI Matter, or (y) the ability of Andrx or the Borrower to consummate the Acquisition.  For avoidance of doubt, (i) the continuation of Andrx’s FDA Official Action Indicated (OAI) status relating to its Davie, Florida manufacturing facilities shall not constitute, and shall not be considered in determining the existence of, a material adverse effect pursuant to this clause (d)(1), and (ii) no matter arising out of or resulting from the FDA OAI Matter (other than solely a matter described in the immediately succeeding sentence hereof) shall constitute, or shall be considered in determining the existence of, a material adverse effect pursuant to this clause (d)(1).  With regard to matters arising out of the FDA OAI Matter, only the actual occurrence prior to the Closing Date of the following shall constitute a material adverse effect pursuant to this clause (d)(1):  any actual seizure or recall of or reduction in manufacturing or distribution activities for Cartia XT, Taztia XT, Altoprev or Metformin XT or any fine or criminal or civil penalty, in any of the foregoing cases imposed by a governmental entity (or, in the case of a recall or reduction in manufacturing or distribution activities, voluntarily undertaken by Andrx), which has had, individually or in the aggregate, a material adverse effect, pursuant to this clause (d)(1), on the properties, assets, liabilities, business, results of operations or financial condition of Andrx and its Subsidiaries, taken as a whole.

(2)           There not occurring or becoming known to the Administrative Agent or the Arrangers (a) any event, development or circumstance since December 31, 2005, which any of them reasonably determines has had or could reasonably be expected to have a Material Adverse Effect on the assets, liabilities, business, financial condition, or results of operations of the Borrower and its Subsidiaries (including Andrx and its Subsidiaries), taken as a whole, but excluding any such event, change, development or occurrence resulting from or arising out of:  (A) changes in the financial markets generally in the United States or that are the result of acts of war or terrorism; (B) general national, international or regional economic, financial, political or business conditions (including changes in law or GAAP or the interpretation thereof) affecting generally the generic pharmaceutical industry or the pharmaceutical industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Borrower and its subsidiaries (including Andrx and its Subsidiaries), taken as a whole, (C) the execution, announcement and performance of the Merger Agreement.

(e)           Compliance Certificate.  The Administrative Agent shall have received a Compliance Certificate, duly completed and signed by the Borrower’s Chief Financial Officer, demonstrating the Borrower’s compliance with the financial covenants set forth in Article X, determined on a Pro Forma Basis as of June 30, 2006 after giving effect to the making of Loans hereunder on the Closing Date, if any, and the application of the proceeds thereof.

(f)            No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the making of any Loans on the Closing Date.

(g)           Representations and Warranties.  All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects on and as of the Closing Date.

(h)           Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the account of the Agents and the Lenders and Affiliates of each, all fees due and payable on or before the Closing Date, and all expenses (including, without limitation, legal fees and expenses) due and payable on or before the Closing Date.

(i)            Financial Information.  The Administrative Agent shall have received, with copies for each Lender, (i) each of the financial statements referred to in Section 6.01(h), (ii) an opening consolidated pro forma balance sheet and income statement of the Borrower and its Subsidiaries, as of June 30, 2006, giving effect to the consummation of the transactions contemplated by this Agreement (and the making of any Loans hereunder on the Closing Date and the application of the proceeds thereof) and (iii) five-year projected consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal years 2006 through 2010, and related consolidated statements of income and cash flow, prepared on a quarterly basis for the first year included in the projections and annually for all other periods included in the projections, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(j)            Financings and Other Transactions, etc.

(i)      On the Closing Date, the Transactions shall have been consummated pursuant to the Merger Agreement, and no material provision thereof shall have been waived, amended, supplemented or otherwise modified without the consent of the Co-Lead Arrangers not to be unreasonably withheld or delayed.  On the Closing Date, the Acquisition shall have been consummated for aggregate cash consideration to the sellers not exceeding $1,900,000,000.

(ii)     On the Closing Date, the Refinancing shall have been consummated in full to the satisfaction of the Lenders; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing.

(iii)    No more than $225.0 million of Revolving Loans shall have been made.

(k)           HSR Approval.  All filing and waiting periods (including the extensions thereof) applicable to the consummation of the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act shall have been expired or been terminated.

(l)            Leverage Ratio.  The ratio of (x) Funded Debt (net of cash and Cash Equivalents) of the Borrower as of the Closing Date after giving effect to the Acquisition to (y) pro forma EBITDA of the Borrower and its Subsidiaries for the latest twelve month period after giving effect to the Acquisition shall be no greater than 2.75 to 1.00.

(m)          Ratings.  The Borrower shall have received credit ratings for the Credit Facilities from each of S&P and Moody’s.

(n)           Opinions.  The Administrative Agent shall have received such legal opinions addressed to the Administrative Agent, Issuing Bank and Lenders (including opinions (i) from counsel to the Borrower and its subsidiaries, and (ii) from such special and local counsel as may be reasonably required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as the Administrative Agent may reasonably request.

(o)           Litigation.  There shall not be pending any suit, action or proceeding under the antitrust laws by any U.S. governmental entity in any court of competent jurisdiction seeking to prohibit the consummation of the Acquisition or that would otherwise have a material adverse effect on the properties, assets, liabilities, business, results of operations, or financial condition of the Borrower and its subsidiaries, taken as a whole.

(p)           Bank Regulatory Information.  The Administrative Agent and Lenders shall have received, at least five Business Days in advance of the Closing Date, all requested documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. Patriot Act.

(q)           Acquisition Documents.  The Co-Lead Arrangers shall have reviewed, and be reasonably satisfied with, the final terms and conditions and the documentation relating to the Acquisition, including the Merger Agreement, it being understood that the Merger Agreement dated as of March 12, 2006, as amended on July 7, 2006, is acceptable to the Co-Lead Arrangers.

(r)            Sources and Uses.  Sources and uses of funds and the assumptions relating thereto shall be substantially as described in Section 2.06.

5.02         Conditions Precedent to All Loans.  The obligation of each Lender to make any Loan and each Issuing Bank to issue a Letter of Credit requested to be made by it on any Funding Date on or after the Closing Date is subject to the following conditions precedent as of each such date:

(a)           Representations and Warranties.  As of such date, both before and after giving effect to the Loans to be made, all of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects (except to the extent that such representations or warranties are made as of an earlier date, in which case they shall be true and complete in all material respects as of such earlier date).

(b)           No Defaults.  As of such date, no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the application of the proceeds therefrom.

Each request by the Borrower for a Loan, each submission by the Borrower of a Notice of Borrowing, and each acceptance by the Borrower of the proceeds of each Loan made hereunder, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan that all the conditions contained in this Section 5.02 have been satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01         Representations and Warranties of the Borrower.  In order to induce the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants as follows:

(a)           Organization; Powers.  Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which such qualification is required, except where the failure to so qualify is not reasonably likely to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own, operate and encumber its assets and to conduct its business as presently contemplated.

(b)           Authority.

(i)      Each Loan Party has the requisite power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

(ii)     No other action or proceeding on the part of any Loan Party is necessary to execute, deliver and perform each of the Loan Documents to which it is a party thereto or to consummate the transactions contemplated thereby.

(iii)    Each of the Loan Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity relating to enforceability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           Ownership.  Section 6.01(C) of the Disclosure Letter sets forth the ownership of the Borrower’s  Subsidiaries as of the date hereof and separately indicates each Subsidiary that is required to be a Guarantor as of the Closing Date.  Each Loan Party has delivered to the Administrative Agent true and complete copies of the Governing Documents for such Loan Party in effect as of the date hereof.

(d)           No Conflict.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) conflict with the Governing Documents of such Loan Party, (ii) violate any Requirements of Law (including Regulation U) or any material Contractual Obligation of such Loan Party, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of such Loan Party.

(e)           Compliance with Laws; Permits.

(i)      Except as set forth in the Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, the operations and assets of the Loan Parties and each of their Subsidiaries are in compliance with all laws applicable to the Loans Parties and their Subsidiaries, including without limitation (i) the laws enforced and regulations issued by the DEA, the Department of Health and Human Services and its constituent agencies, the FDA, the Centers for Medicare & Medicaid Services, and Office of Inspector General, (including, without limitation, the federal Food Drug and Cosmetic Act (21 U.S.C. § 321 et seq.), the Controlled Substances Act (21 U.S.C. § 801 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the regulations promulgated pursuant to the foregoing laws, and the Federal Acquisition Regulations (48 C.F.R. Parts 1-53)), (ii) the drug price reporting requirements of titles XVIII and XIX of the Social Security Act, (iii) the laws precluding off-label marketing of drugs, and (iv) comparable state laws.  Neither the Loan Parties nor any of their Subsidiaries is excluded or debarred under the Generic Drug Enforcement Act of 1992 or any government health care program, including, without limitation, Medicare and Medicaid, and to the Borrower’s knowledge, neither the Loan Parties nor any of their Subsidiaries employs or uses the services of any individual who is excluded or debarred.  Except as set forth in the Disclosure Letter and as would not have, either individually or in the aggregate, a Material Adverse Effect, neither the Loan Parties nor any of their Subsidiaries (i) is subject to any action, claim, proceeding or investigation with respect to any violation of any applicable law or Permits, or (ii) has been threatened in writing to be charged with or received notice of any violation of any applicable Law or Permit.  Except for OAI FDA Matter or as would not, individually or in the aggregate, have a Material Adverse Effect, to the Borrower’s knowledge, there are no facts or circumstances which would reasonably be expected to result in any such violation, action, claim, proceeding, investigation, charge, or notice.

(ii)     Except as set forth in the Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Loan Parties and each of their Subsidiaries have and maintain in full force and effect, and are in compliance with, all Permits necessary for the Loan Parties and each of their Subsidiaries to carry on their respective businesses as currently conducted; and (ii) neither the Loan Parties nor any of their Subsidiaries have received written notice that the Governmental Authority or the Person issuing or authorizing any such Permit intends to terminate, refuse to renew or reissue or otherwise adversely restrict any such Permit.

(iii)    Except as set forth in the Disclosure Letter or as would not have, either individually or in the aggregate, a Material Adverse Effect, (i) the Loan Parties and each of their Subsidiaries, meet all of the requirements of participation and payment of Medicare, Medicaid, any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) that the Loan Parties and/or any of their Subsidiaries, as applicable, participate in or receive payment from, and (ii) there is no investigation, audit, claim review, or other action pending or, to the knowledge of any of the Loan Parties, threatened which could result in any of the Loan Parties or any of their Subsidiaries’ exclusion from any Program and neither the Loan parties nor any of their Subsidiaries have received notice of any such investigation, audit, claim review or other action.

(f)            Governmental Regulation.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by the Loan Documents.

(g)           Subsidiaries.  As of the Closing Date, the Borrower has no Subsidiaries or interests in any joint venture or partnership of any other Person other than the Subsidiaries and material joint ventures and partnerships set forth on Section 6.01(C) of the Disclosure Letter.

(h)           Financial Position of the Borrower and Andrx.  True and complete copies of (i) unaudited financial statements of the Borrower and its Subsidiaries for the most recent fiscal quarter ended 45 days prior to the Closing Date, and the related consolidated statements of income and cash flow for the Borrower and its Subsidiaries and for Andrx and its Subsidiaries, and (ii) the audited consolidated balance sheets as at the end of the fiscal years ended December 31, 2005, 2004 and 2003, and the related consolidated statements of income and cash flow for the Borrower and its Subsidiaries and for Andrx and its Subsidiaries, each of which have been delivered to the Administrative Agent and the Lenders.  The foregoing financial statements were prepared in conformity with GAAP and fairly present in all material respects the financial position and the results of operations and cash flows of the Borrower and its Subsidiaries or Andrx and its Subsidiaries, as the case may be, for each of the periods covered thereby as at the respective dates thereof.  As of the Closing Date, no Loan Party has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term leases or commitments, not reflected in the foregoing financial statements which will have or is reasonably likely to have a Material Adverse Effect.

(i)            Projections.  The Borrower has delivered to the Administrative Agent and each Lender pursuant to Section 5.01(i) certain projected financial statements of the Borrower and its Subsidiaries which have been prepared in good faith and using accounting principles consistently applied.

(j)            Litigation; Adverse Effects.  Except as set forth in Sections 6.01(J) and 6.01(O) of the Disclosure Letter, there is no action, suit, proceeding, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of each Loan Party, overtly threatened against such Loan Party or any of its assets (i) challenging the validity or the enforceability of any of the Loan Documents or transactions contemplated thereby or (ii) in which there is a reasonable possibility of an adverse determination and which, if adversely determined, will or is reasonably likely to result in any Material Adverse Effect.  There is no material loss contingency within the meaning of GAAP which has not been reflected in the financial statements of the Borrower and its Subsidiaries and which will or is reasonably likely to result in any Material Adverse Effect.  No Loan Party is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect or (B) subject to, or in default with respect to, any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(k)           No Material Adverse Effect.  Since December 31, 2005, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(l)            Payment of Taxes.  All tax returns and material reports required to be filed by the Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns have been paid when due and payable, except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings.

(m)          Disclosure.  The representations and warranties of each Loan Party contained in the Loan Documents and all certificates and other documents delivered pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading in any material respect.

(n)           Requirements of Law.  Each Loan Party is in compliance in all material respects with all Requirements of Law applicable to it and its business.

(o)           Environmental Matters.  To each Loan Party’s knowledge, upon inquiry and investigation completed by such Loan Party as diligently and as thoroughly as would reasonably be required to determine any facts relevant to the representations set forth herein, and except as set forth in Section 6.01(O) of the Disclosure Letter hereto, (i) such Loan Party and its operations and real property comply in all respects with all applicable Environmental, Health or Safety Requirements of Law, except where noncompliance has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (ii) such Loan Party has obtained all environmental, health and safety Permits necessary for its operations and Property and all such Permits are in good standing and such Loan Party is in compliance with all terms and conditions of such Permits except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (iii) no Loan Party nor its operations is subject to any order from or written agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigation respecting any Environmental, Health or Safety Requirements of Law or any Release or threatened Release of a Contaminant into the indoor or outdoor environment except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (iv) no Loan Party nor its operations is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the indoor or outdoor environment except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (v) no Loan Party has filed any notice under any Requirement of Law indicating treatment, storage or disposal of a hazardous waste, as that term is defined under 40 CFR Part 261 or any applicable state equivalent except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (vi) no Loan Party has filed any notice under applicable Requirement of Law reporting any unresolved Release of a Contaminant into the indoor or outdoor environment except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; (vii) no Environmental Liens have attached to any Property of any Loan Party securing obligations, individually or in the aggregate, in an amount of $25,000,000 or more; (viii) no Loan Party has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the indoor or outdoor environment except such as has not resulted in or would not be reasonably likely to have a Material Adverse Effect; and (ix) no transaction contemplated by this Agreement is subject to any Environmental Property Transfer Act.

(p)           ERISA.  Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been so determined to be exempt from federal income tax under Section 501(a) of the Code as currently in effect, except for changes for which the remedial amendment period has not expired.  Neither the Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, other than a Multiemployer Plan, which provides benefits to employees after termination of employment other than as required under Part 6 of Title I of ERISA or any applicable state law.  Each of the Borrower and its Subsidiaries is in compliance in all material respects with the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to all Plans.  No accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Benefit Plan.  Except as set forth on Section 6.01(P) of the Disclosure Letter, neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan (i) has engaged in a nonexempt “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (ii) has taken any action which would constitute or result in a Termination Event with respect to any Plan which would result in a material liability to the Borrower or an ERISA Affiliate.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability to the PBGC which has not been paid within the applicable period permitted by law.  Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate in all material respects.  Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B which would result in a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has failed to make any required installment under subsection (m) of Section 412 of the Code and any other payment required under Section 412 of the Code on or before the due date for such installment or other payment which could reasonably be expected to result in a lien under Section 412 of the Code.  Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year.  The Borrower and its Subsidiaries and its ERISA Affiliates are current with respect to all obligations they may have relating to any Multiemployer Plan to which they are or have been obligated to contribute.  Neither the Borrower nor any ERISA Affiliate has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect.

(q)           Labor Matters.  No Loan Party is a party to any labor contract as of the Closing Date.  As of the Closing Date, there are no strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which such Loan Party is a party which would have or is reasonably likely to have a Material Adverse Effect.

(r)            Securities Activities.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(s)           Solvency.  After giving effect to the receipt and application of the Loans in accordance with the terms of this Agreement, each Loan Party is Solvent.

(t)            Patents, Trademarks, Permits, etc.; Government Approvals.

(i)      Each Loan Party owns, is licensed or, to the Borrower’s knowledge, otherwise has the lawful right to use the permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted which are material to its condition (financial or otherwise), operations and performance, except where the failure to do so will not or is not reasonably likely to result in a Material Adverse Effect.  There are no claims pending or, to such Loan Party’s knowledge, overtly threatened that such Loan Party is infringing or otherwise adversely affecting the rights of any Person with respect to such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes, except for such claims and infringements as do not, in the aggregate, give rise to any liability on the part of such Loan Party which has or is reasonably likely to have a Material Adverse Effect.

(ii)     The consummation of the transactions contemplated by the Loan Documents will not impair such Loan Party’s ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how or processes in any manner which has or is reasonably likely to have a Material Adverse Effect.

(u)           Assets and Properties.  Each Loan Party has good and marketable or merchantable title to all of its owned assets and property (tangible and intangible), and all such assets and property are free and clear of all Liens except Liens permitted under Section 9.03.  Substantially all of the assets and property owned by, leased to or used by such Loan Party are in good operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used, except in each case where the failure of such asset to meet such requirements would not have or is not reasonably likely to have a Material Adverse Effect.  Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any Loan Document, will affect any right, title or interest of such Loan Party in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

(v)           Insurance.  Section 6.01(V) of the Disclosure Letter accurately sets forth all insurance policies and programs currently in effect as of the Closing Date with respect to the respective property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof and the amount of the deductible relating thereto, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) the current rating of such insurer by A.M.  Best or an established rating agency reasonably satisfactory to the Administration Agent.

ARTICLE VII

REPORTING COVENANTS

The Borrower covenants and agrees so long as any Term Loan Commitment or Revolving Loan Commitment is outstanding and thereafter until payment in full of the Obligations:

7.01         Financial Statements.  Each Loan Party shall maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records.  The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)           Quarterly Reports.  As soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of the Borrower and its Subsidiaries for such fiscal quarter, certified by the Chief Financial Officer of the Borrower as fairly presenting the financial position of the Borrower as at the dates indicated and the results of its operations and cash flow for the fiscal quarter indicated in accordance with GAAP, subject to normal year-end adjustments and the absence of complete footnote disclosure, provided that, so long as the Borrower files quarterly reports on Form 10-Q with the Commission, the delivery of such Form 10-Q for such fiscal quarter shall satisfy the requirements of this Section 7.01(a).

(b)           Annual Reports.  As soon as practicable, and in any case within ninety (90) days after the end of such Fiscal Year, (i) the audited consolidated (and unaudited consolidating) balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related audited consolidated (and unaudited consolidating) statements of income and audited consolidated statement of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, provided that, so long as the Borrower files an annual report on Form 10-K with the Commission, the delivery of such Form 10-K for such annual period accompanied by unaudited consolidating balance sheets and statements of income of the Borrower and its Subsidiaries shall satisfy the requirements of this Section 7.01(b)(i), and (ii) a report thereon of PricewaterhouseCoopers, LLP or any of KPMG LLP, Ernst & Young LLP, or Deloitte & Touche LLP, which report shall be unqualified and shall state that such financial statements fairly present the financial position of the Borrower as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting practices during such year) and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)           Officer’s Certificate; Compliance Certificate.  Together with each delivery of any financial statement pursuant to subsections (a) and (b) of this Section 7.01, (i) an Officer’s Certificate substantially in the form of Exhibit G attached hereto and made a part hereof, stating that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and consolidated financial condition of the Borrower during the accounting period covered by such financial statements, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto and (ii) a certificate substantially in the form of Exhibit H attached hereto and made a part hereof (the “Compliance Certificate”), signed by the Borrower’s Chief Financial Officer, setting forth calculations (with such specificity as the Lenders may reasonably request) for the period then ended which demonstrate compliance, when applicable, with the provisions of Article IX and Article X.

(d)           Budgets; Business Plans; Financial Projections.  As soon as practicable and in any event not later than the 60th day following the beginning of each Fiscal Year, (i) a quarterly budget of the Borrower and its Subsidiaries for such Fiscal Year; (ii) an annual business plan of the Borrower and its Subsidiaries for such Fiscal Year, accompanied by a report explaining the changes and departures from the business plan delivered to the Administrative Agent and the Lenders for the preceding Fiscal Year; and (iii) a plan and financial forecast, prepared in accordance with the Borrower’s normal accounting procedures applied on a consistent basis, for such Fiscal Year and for the two (2) succeeding Fiscal Years of the Borrower, including, without limitation, (A) a forecasted balance sheet of the Borrower as at the end of such Fiscal Year and (B) forecasted statements of income and cash flow of the Borrower for such Fiscal Year.

7.02         Management Reports.  The Borrower shall deliver or cause to be delivered to the Administrative Agent copies of any management reports delivered to any Loan Party or to any officer or employee thereof by the independent, certified public accountants in connection with the financial statements delivered pursuant to Section 7.01.

7.03         Other Financial Information.

(a)           To the extent not readily obtainable through public filings, the Borrower shall deliver or cause to be delivered to the Administrative Agent, such other information, reports, contracts, schedules, lists, documents, agreements and instruments with respect to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party as any Lender may, from time to time, reasonably request  through the Administrative Agent.

(b)           The Borrower shall deliver or cause to be delivered to the Administrative Agent copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to the holders of its publicly-held Securities or to a trustee under any indenture or filed by the Borrower with the Commission, and of all press releases made available generally by the Borrower to the public concerning material developments in the Borrower’s business.

7.04         Defaults and Other Events.  Promptly upon any Loan Party obtaining knowledge (i) of any condition or event which constitutes a Default or an Event of Default, (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e) or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, such Loan Party shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Borrower and such Loan Party have taken, are taking and propose to take with respect thereto.

7.05         Lawsuits.  Promptly upon any Loan Party obtaining knowledge of the institution of (i) any action, suit, proceeding or arbitration against or affecting such Loan Party or any asset of such Loan Party (which action, suit, proceeding or arbitration is reasonably likely to result in a Material Adverse Effect) not previously disclosed pursuant to Section 6.01(J) or 6.01(O) of the Disclosure Letter or required to be publicly disclosed, the Borrower or such Loan Party shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent to evaluate such matters except, in each case, where the same is fully covered by insurance (other than applicable deductible); and (ii) in addition to the requirements set forth in clause (i) of this Section 7.05, the Borrower upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent to evaluate such matters.

7.06         ERISA Notices.  The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(i)      As soon as possible, and in any event within ten (10) days after either the Borrower or an ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the Chief Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto;

(ii)     as soon as possible, and in any event within ten (10) days, after either the Borrower or an ERISA Affiliate knows or has reason to know that a non-exempt prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) that would result in a material liability to the Borrower or an ERISA Affiliate has occurred, a statement of the Chief Financial Officer of the Borrower describing such transaction;

(iii)    within ten (10) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by either the Borrower or an ERISA Affiliate with respect to such request;

(iv)    promptly upon, and in any event within ten (10) days after, receipt by either the Borrower or an ERISA Affiliate of a notice of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(v)     promptly upon, and in any event within ten (10) days after, receipt by either the Borrower or an ERISA Affiliate of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, a copy of said determination letter, if such disqualification would result in a material liability to the Borrower or any of its Subsidiaries;

(vi)    promptly upon, and in any event within ten (10) days after receipt by the Borrower of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, a copy of said notice; and

(vii)   promptly upon, and in any event within ten (10) days after, the Borrower or any of its Subsidiaries fails to make a required installment under subsection (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said Section 412 or otherwise have a Material Adverse Effect on the Borrower or any of its Subsidiaries.

7.07         Environmental Notices.  The Borrower shall notify the Administrative Agent, in writing, promptly, and in any event within ten (10) days after any Loan Party’s learning thereof, of any of the following (subject to the last sentence of this Section 7.07):  (i) written notice or claim to the effect that such Loan Party is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the indoor or outdoor environment; (ii) written notice that such Loan Party is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the indoor or outdoor environment; (iii) written notice that any Property of such Loan Party is subject to an Environmental Lien; (iv) written notice of violation to such Loan Party or awareness by the Borrower or such Loan Party of a condition which might reasonably result in a notice of violation to such Loan Party of any Environmental, Health or Safety Requirement of Law, which could have a Material Adverse Effect on the Borrower or such Loan Party; (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental, Health or Safety Requirement of Law; (vi) new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could have a Material Adverse Effect on the operations of the Borrower or such Loan Party; or (vii) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by the Borrower or such Loan Party that could subject the Borrower or such Loan Party to Environmental, Health or Safety Liabilities and Costs that could have a Material Adverse Effect.  For purposes of clauses (i), (ii) and (iii), written notice shall include other non-written communications given to an agent or employee of the Borrower or such Loan Party with direct or indirect supervisory responsibility with respect to the activity, if any, which is the subject of such communication, if such activity could have a Material Adverse Effect.  With respect to clauses (i) through (vii) above, such notice shall be required only if (A) the liability or potential liability, or with respect to clause (vi), the cost or potential cost of compliance, which is the subject matter of the notice is likely to exceed $35,000,000, or if (B) such liability or potential liability or cost of compliance when added to other liabilities of the Borrower and its Subsidiaries of the kind referred to in clauses (i) through (vii) above is likely to exceed $75,000,000.

7.08         FDA Notices.  The Borrower shall provide to the Administrative Agent (to the extent not otherwise required to be provided pursuant to Section 7.05):

(a)           promptly after the same become available to the Borrower, with respect to each manufacturing facility of the Borrower or its Subsidiaries, all warning letters alleging violations of FDA regulatory requirements at such manufacturing facility that would be required to be publicly disclosed by the Borrower in a filing with the Commission as determined by the Borrower;

(b)           promptly after the same become available to the Borrower, with respect to each manufacturing facility of the Borrower or its Subsidiaries, all inspectional observations recorded on a Form FD 483 and issued by the FDA at the conclusion of any FDA inspections of such facility (other than pre-approval inspections and post-approval inspections) that would be required to be publicly disclosed by the Borrower in a filing with the Commission as determined by the Borrower; and

(c)           all written responses to the FDA by or on behalf of the Borrower or its Subsidiaries concerning alleged violations of FDA regulatory requirements contained in warning letters or Form FD 483s referred to in subsections (a) or (b) of this Section 7.08.

7.09         Labor Matters.  The Borrower shall notify the Administrative Agent in writing, promptly, but in any event within ten (10) days after learning thereof, of (i) any material labor dispute to which any Loan Party may become a party, any strikes, lockouts or other disputes relating to any Loan Party’s plants and other facilities and (ii) any material liability incurred with respect to the closing of any plant or other facility of any Loan Party.

7.10         Other Information.  Promptly upon receiving a request therefor from the Administrative Agent or the Requisite Lenders, the Borrower and its Subsidiaries shall prepare and deliver to the Administrative Agent such other information with respect to any Loan Party as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees so long as any Term Loan Commitment or Revolving Loan Commitment is outstanding and thereafter until payment in full of the Obligations and the expiration of all Letters of Credit:

8.01         Existence, etc.  Each Loan Party shall at all times maintain its existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses except where the loss or termination of such rights and franchises does not have or is not likely, individually or in the aggregate, to have a Material Adverse Effect.

8.02         Powers; Conduct of Business.  Each Loan Party shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

8.03         Compliance with Laws, etc.  Each Loan Party shall (i) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, property, assets or operations of such Person and (ii) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing except in the case where noncompliance with either clause (i) or (ii) above does not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

8.04         Payment of Taxes and Claims.  Each Loan Party shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, the failure to make payment of which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable prior to the same becoming subject to a Lien upon any of such Person’s properties or assets and prior to the time when any penalty or fine shall be incurred with respect thereto, the failure to make payment of which will have or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if adequate reserves shall have been set aside therefor in accordance with GAAP.

8.05         Insurance.  Each Loan Party shall maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards as customarily is maintained by other companies operating similar businesses.

8.06         Inspection of Property; Books and Records; Discussions.  Each Loan Party shall permit any authorized representative(s) designated by the Administrative Agent to visit and inspect any of the assets of such Loan Party, to examine, audit, check and make copies of its financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to its businesses or the transactions contemplated by the Loan Documents (including, without limitation, in connection with environmental compliance, hazard or liability), to discuss such Person’s affairs, finances and accounts with its officers and, in the presence of an officer of such Loan Party, independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, once each fiscal year; provided, however, that upon the occurrence and during the continuance of an Event of Default each Loan Party shall permit any authorized representative(s) designated by the Administrative Agent or any Lender to do all of the foregoing without notice, at any time and as often as the Administrative Agent or any Lender may request.  Each such visitation and inspection (i) by or on behalf of any Lender shall be at such Lender’s expense and (ii) by or on behalf of the Administrative Agent shall be at the Borrower’s expense.  Each Loan Party shall keep and maintain in all material respects proper books of record and account in which entries in conformity with GAAP subject to normal year-end audit adjustments and the absence of complete footnote disclosure shall be made of all dealings and transactions in relation to its businesses and activities.

8.07         ERISA Compliance.  The Borrower shall, and shall cause to the best of its ability, each ERISA Affiliate to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except where the failure to do so will not have or is not reasonably likely to have a Material Adverse Effect.

8.08         Maintenance of Property.  Each Loan Party shall maintain in all material respects its owned and leased property in good condition and repair (ordinary wear and tear excepted) and in accordance with any applicable manufacturers’ specifications and recommendations, and not permit, commit or suffer any waste (except in the ordinary course of business) or abandonment of any such property and from time to time shall make or cause to be made all repairs, renewal and replacements thereof, except where the failure to make such repairs, renewals and replacements would not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that such property may be altered, renovated or discarded in the ordinary course of business.

8.09         Maintenance of Licenses, Permits, etc.  Each Loan Party shall maintain in full force and effect all licenses, permits, governmental approvals, franchises, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and notify the Administrative Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or overtly threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any such license, permit, governmental approval, franchise authorization or right where such action will have or is reasonably likely to have a Material Adverse Effect.

8.10         Loan Party.

(a)           The Borrower will at all times maintain Guaranties from each Subsidiary that, at any time from and after the Closing Date, accounts for at least 5% of the Borrower’s EBITDA on a consolidated basis (calculated as of the last day of the Borrower’s and the Guarantors’ most recently ended fiscal quarter for the four consecutive fiscal quarters ending with such fiscal quarter), provided that Subsidiaries that account for less than 5% of such EBITDA shall execute Guaranties as well to the extent necessary such that as of the end of each fiscal quarter the aggregate EBITDA of the Borrower and the Guarantors (calculated as of the last day of the Borrower’s and the Guarantors’ most recently ended fiscal quarter for the four consecutive fiscal quarters ending with such fiscal quarter) do not constitute less than 90% of the aggregate EBITDA of the Borrower and its Subsidiaries (calculated as of the last day of the Borrower’s and its Subsidiaries’ most recently ended fiscal quarter for the four consecutive fiscal quarters ending with such fiscal quarter); provided that, in no event shall any SPV be required to become a Guarantor hereunder if its guaranty of any Indebtedness of the Borrower would violate any of the Receivables Purchase Documents.  Each Subsidiary that is required to become a Guarantor after the Closing Date pursuant to this Section 8.10(a) shall execute a Guaranty and an Acknowledgment of New Loan Party.  Each Subsidiary that executes a Guaranty or any supplement or amendment thereto shall promptly deliver such Guaranty, supplement or amendment to the Administrative Agent.

(b)           In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) an Affiliate of the Borrower, then such Guarantor (in the event of a sale or disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its respective Guaranty, provided that after such release, the Borrower remains in compliance with Section 8.10(a).

ARTICLE IX

NEGATIVE COVENANTS

The Borrower covenants and agrees so long as any Term Loan Commitment or Revolving Loan Commitment is outstanding and thereafter until payment in full of the Obligations and the expiration of all Letters of Credit:

9.01         Indebtedness.  The Loan Parties shall not, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(i)      the Obligations;

(ii)     trade payables in the ordinary course of business;

(iii)    Permitted Existing Indebtedness;

(iv)    to the extent permitted by Section 9.13, obligations under Capital Leases and purchase money Indebtedness incurred by the Loan Parties to finance the acquisition of Property if, when added to all other obligations and Indebtedness created, incurred or assumed under this clause (iv), the aggregate amount of such obligations and Indebtedness does not exceed 15% of Net Worth at such time;

(v)     Indebtedness (including Accommodation Obligations) owing by a Loan Party to the Borrower or any Subsidiary;

(vi)    Accommodation Obligations that are permitted under Section 9.05;

(vii)   Interest Rate Contracts with respect to the Loans, and other Interest Rate Contracts entered into for bona fide hedging activity and not for speculative purposes;

(viii)  other unsecured Indebtedness incurred in an aggregate principal amount not to exceed $100,000,000 outstanding at any time;

(ix)    foreign exchange contracts entered into for the purpose of hedging foreign exchange risk;

(x)     Attributable Debt or Receivables Facility Attributable Indebtedness if, when added to all other Attributable Debt and Receivables Facility Attributable Indebtedness created, incurred or assumed under this clause (x), the aggregate amount outstanding does not exceed 15% of Net Worth;

(xi)    Indebtedness incurred by a Loan Party that has operations outside of the United States, provided that the aggregate amount of such Indebtedness does not exceed $40,000,000 at any time;

(xii)   Indebtedness of any Person existing immediately prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary; provided that such Indebtedness shall not have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary; and provided further that immediately after any such Indebtedness is acquired or assumed under this clause (xii), the aggregate principal amount of all Indebtedness acquired or assumed under this clause (xii) does not exceed 15% of Net Worth at such time;

(xiii)  refinancings, extensions or other modifications of any of the items of Indebtedness described in clauses (iii), (iv), (v), (vi), (viii), (x) or (xii) above, provided that the principal amount thereof outstanding at such time is not increased and that the terms of such refinancing, extensions or modifications are not materially adverse to the Lenders; and

(xiv)  Indebtedness incurred by a Loan Party, all of the net proceeds of which are used substantially simultaneously to repay amounts due on the Convertible Contingent Senior Debentures if the holders thereof exercise their right to require the Borrower to repurchase the securities as provided in the Convertible Contingent Senior Debenture Indenture on or after March 15, 2010, provided that no amount of such Indebtedness other than interest shall be permitted to be repaid at a date earlier than one year after the later of the Term Loan Maturity Date and the Revolving Loan Maturity Date.

9.02         Sales of Assets.  The Loan Parties shall not, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of any assets, whether now owned or hereafter acquired, or enter into any agreement to do so, except:

(i)      sales of inventory or marketable securities in the ordinary course of business;

(ii)     the disposition of Property if such Property is obsolete or no longer used in or useful in the ordinary course of such Loan Party’s business;

(iii)    leases, subleases, licenses and sublicenses of Property to other persons in the ordinary course of business;

(iv)    the transactions set forth in Section 9.02(iv) of the Disclosure Letter;

(v)     the sale of Property, provided that (A) the value of such Property does not exceed 15% of Net Worth at the time of such sale and (B) when added to all other Property sold, assigned, transferred, leased, conveyed or otherwise disposed of under this clause (v), the aggregate amount does not exceed 20% of Net Worth during any twelve-month period;

(vi)    the transactions set forth in Section 9.02(vi) of the Disclosure Letter;

(vii)   any sale of assets required by a Governmental Authority in connection with the acquisition of other assets, including, without limitation, as required in connection with the Acquisition;

(viii)  the sale or transfer of Property pursuant to a transaction permitted under Section 9.10;

(ix)    any transfer of an interest in Receivables and Related Security on a limited recourse basis under the Receivables Purchase Documents, provided that such transfer qualifies as a legal sale and as a sale under Agreement Accounting Principles; and

(x)     other sales of assets with an aggregate market value not in excess of $20,000,000 in any Fiscal Year; provided that, notwithstanding clauses (i) through (ix) above, in no instance shall any Loan Party, directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of any accounts receivable of such Loan Party, except (a) for assignments in the ordinary course of business of past due accounts receivable for collection, (b) as may be required under clause (vii) above and (c) as may be permitted under clause (ix) above.

9.03         Liens.  The Loan Parties shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to their Property, except:

(i)      Permitted Existing Liens;

(ii)     Customary Permitted Liens;

(iii)    Liens securing Indebtedness permitted under Section 9.01(iv), provided that the Lien extends only to the property subject to such Capital Leases or the acquired Property, Liens securing Indebtedness under Section 9.01(xi), provided that the Lien extends to Property outside the United States, and Liens in favor of a Loan Party securing Indebtedness under Section 9.01(v);

(iv)    leases or subleases and licenses or sublicenses granted to others, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Borrower and its Subsidiaries;

(v)     rights of setoff and similar arrangements and Liens in favor of depository institutions and securities intermediaries to secure customary fees and similar amounts related to bank accounts or securities accounts;

(vi)    any Lien existing on Property of a Person immediately prior to its being consolidated with or merged into the Borrower or a Subsidiary or its becoming a Subsidiary, or any Lien existing on Property acquired by the Borrower or any Subsidiary at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that (A) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of Property and (B) each such Lien shall extend solely to the item or items of Property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such Property;

(vii)   Liens not otherwise permitted by the other clauses of this Section 9.03 securing Indebtedness at any time outstanding in an aggregate amount not to exceed 15% of Net Worth;

(viii)  attachment and judgment Liens that do not constitute an Event of Default pursuant to Section 11.01(h); and

(ix)    any Lien renewing, extending or refunding any Lien permitted by clauses (i) through (vii), provided that such Lien is not extended to any other Property.

9.04         Investments.  The Loan Parties shall not, directly or indirectly, make any Investment (other than (i) Investments made in the ordinary course of business and (ii) Investments required in connection with the Receivables Purchase Documents) if, immediately before and after giving effect to such Investment, an Event of Default shall have occurred and be continuing.

9.05         Accommodation Obligations.  The Loan Parties shall not, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation, except:

(i)      recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(ii)     the Guaranties and guaranties of the Convertible Contingent Senior Debentures;

(iii)    Accommodation Obligations in respect of obligations of customers and suppliers in an aggregate amount not to exceed $50,000,000 at any time;

(iv)    Accommodation Obligations in Strategic Partners, provided that the aggregate amount of all such Accommodation Obligations made, created or assumed under this clause (iv) does not exceed 10% of Net Worth;

(v)     Accommodation Obligations in respect of Indebtedness owing by a Loan Party to the Borrower or any Subsidiary;

(vi)    Accommodation Obligations in respect of Indebtedness owing by Subsidiaries that are not Loan Parties in an aggregate amount not to exceed 5% of Net Worth;

(vii)   Accommodation Obligations in the ordinary course of business with respect to the loans of officers, directors and employees of a Loan Party in an aggregate amount not to exceed $15,000,000 at any time;

(viii)  Accommodation Obligations of the Borrower or any of its Subsidiaries arising under the Receivables Purchase Documents; and

(ix)    Accommodation Obligations with respect to Indebtedness of Loan Parties otherwise permitted under Section 9.01.

9.06         Restricted Payments.  The Loan Parties shall not, directly or indirectly, declare or make any Restricted Payments, except that any Loan Party may make dividends and other distributions to the Borrower or another Loan Party, and except that the Borrower may, so long as (i) no Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis immediately after giving effect to such Restricted Payment the Leverage Ratio would not exceed 25 basis points less than the maximum Leverage Ratio permitted pursuant to Section 10.03, make other Restricted Payments in an aggregate amount from and after the Closing Date not to exceed $150,000,000 plus 25% of cumulative EBITDA from June 30, 2006 to such date.

9.07         Change in Nature of Business.  The Loan Parties shall not make any material change in the nature or conduct of their Business in general.

9.08         Transactions with Affiliates.  None of the Loan Parties shall, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of such Loan Party except for (i) transactions in existence as of the date hereof and described in Section 9.08 of the Disclosure Letter, (ii) transactions between or among the Loan Parties, (iii) transactions the terms of which are not less favorable to such Loan Party than those that might be obtained in an arm’s length transaction at the time from a Person who is not an Affiliate, (iv) reimbursement for reasonable salaries, bonuses and other compensation paid to officers, directors and managers of such Loan Party commensurate with salary, bonus and compensation levels of other companies engaged in a similar business in similar circumstances and (v) Permitted Receivables Transfers.

9.09         Restriction on Fundamental Changes.  No Loan Party shall merge into or consolidate with any other Person, or permit any other Person to merge into it, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or assets, whether now or hereafter acquired except that:

(i)      Any Loan Party may merge or consolidate into, or liquidate or dissolve into, the Borrower, provided that the Borrower is the surviving entity;

(ii)     Other than with respect to the Borrower, any Loan Party may merge or consolidate into, or liquidate or dissolve into, any other Loan Party; and

(iii)    Any Person may merge or consolidate into a Loan Party, or a Loan Party may merge or consolidate into any Person, provided that (A) such Person is an entity organized and existing under the laws of a State in the United States; (B) the Loan Party is the surviving entity and if the Loan Party is not the Borrower such Loan Party is a Wholly-Owned Subsidiary of the Borrower; and (C) no Default or Event of Default has occurred or will occur prior to and after giving effect to such merger or consolidation.

9.10         Sales and Leasebacks.  No Loan Party shall become liable, by assumption or by Accommodation Obligation, with respect to any lease of any property (whether real or personal or mixed) (i) which such Loan Party has sold or transferred or will sell or transfer to any other Person or (ii) which such Loan Party intends to use for substantially the same purposes as any other asset which it has sold or transferred or will sell or transfer to any other Person in connection with such lease (a “Sale and Leaseback Transaction”); provided that a Loan Party may enter into a Sale and Leaseback Transaction if the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of such Loan Party) of the Property that is the subject of such Sale and Leaseback Transaction and such Loan Party is not in violation of Section 9.01(x) after giving effect thereto.

9.11         Margin Regulations.  No Loan Party shall use all or any portion of the proceeds of any Loan made under this Agreement (i) to purchase or carry any Margin Stock or (ii) in violation of Regulation U.

9.12         ERISA.  The Borrower shall not, nor shall it permit any ERISA Affiliate to, do any of the following to the extent the same will have or is reasonably likely to have a Material Adverse Effect:

(i)      engage, or knowingly permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

(ii)     permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA or 412 of the Code), with respect to any Benefit Plan, which has not been waived;

(iii)    fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(iv)    terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrower, or any ERISA Affiliate under Title IV of ERISA or under such Benefit Plan; or

(v)     fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment.

9.13         Capital Expenditures.  The Loan Parties shall not make or incur any Capital Expenditures in any Fiscal Year if, after giving effect to such Capital Expenditures, the aggregate amount of all Capital Expenditures made by the Loan Parties during such Fiscal Year would exceed the amount set forth below for such Fiscal Year:

Fiscal Year Ending	Maximum Amount
December 31, 2007	$150,000,000
December 31, 2008	$150,000,000
December 31, 2009	$150,000,000
December 31, 2010	$150,000,000
December 31, 2011	$150,000,000

provided, however, that for each Fiscal Year the Borrower may incur an amount of Capital Expenditures in excess of the maximum amount prescribed above up to the difference between $150,000,000 and the amount of Capital Expenditures made in the prior Fiscal Year.

9.14         Amendment of Governing Documents.  No Loan Party shall amend, supplement or otherwise change its Governing Documents in any respect that is materially detrimental to the Lenders.

9.15         Environmental Liabilities.  Except as disclosed in Section 6.01(O) of the Disclosure Letter, no Loan Party shall become legally obligated, whether by settlement, stipulation, nonappealable judgment, nonappealable conclusion of an administrative proceeding, or statute, for any Liabilities and Costs which exceed $35,000,000 in a particular instance or $75,000,000 in the aggregate, arising out of or relating to (i) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto or (ii) any violation of any Environmental, Health or Safety Requirement of Law.

ARTICLE X

FINANCIAL COVENANTS

The Borrower covenants and agrees so long as any Term Loan Commitment or Revolving Loan Commitment is outstanding and thereafter until payment in full of the Obligations:

10.01       Minimum Net Worth.  The Net Worth of the Borrower and its Subsidiaries on a consolidated basis at the last day of each fiscal quarter of each Fiscal Year shall not be less than the sum of (i) 80% of June 30, 2006 Net Worth plus (ii) an amount equal to the sum of 50% of Net Income for each fiscal quarter ending after June 30, 2006 (provided that Net Income for any such fiscal quarter shall be taken into account for purposes of this calculation only if positive).

10.02       Minimum Interest Coverage Ratio.  The Interest Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis at the last day of each fiscal quarter of each Fiscal Year shall not be less than 5.00 to 1.00.

10.03       Maximum Leverage Ratio.  The Leverage Ratio of the Borrower and its Subsidiaries on a consolidated basis at the last day of each fiscal quarter of each Fiscal Year shall not be greater than the ratios set forth in the table below:

Date	Maximum Leverage Ratio
December 31, 2006	3.25 to 1.00
March 31, 2007	3.25 to 1.00
June 30, 2007	3.25 to 1.00
September 30, 2007	3.25 to 1.00
December 31, 2007	3.00 to 1.00
March 31, 2008	3.00 to 1.00
June 30, 2008	3.00 to 1.00
September 30, 2008	3.00 to 1.00
December 31, 2008	2.75 to 1.00
March 31, 2009	2.75 to 1.00
June 30, 2009	2.75 to 1.00
September 30, 2009	2.75 to 1.00
December 31, 2009 and thereafter	2.50 to 1.00

ARTICLE XI

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.01       Events of Default.  Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)           Failure to Make Payments When Due.  The Borrower shall fail to pay any principal of any Note when due, shall fail to pay any interest on any Note within three (3) Business Days after such interest shall have become due, or shall fail to pay any other Obligation within five (5) Business Days after such Obligation shall have become due.

(b)           Breach of Representation or Warranty.  Any representation or warranty made or deemed to have been made by any Loan Party under this Agreement, the Notes, any of the other Loan Documents or any certificate or statement furnished by any Loan Party pursuant to this Agreement shall be false in any material respect when made.

(c)           Breach of Certain Covenants.  Any Loan Party shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Loan Party under Section 7.04, Section 8.01, Article IX or Article X of this Agreement.

(d)           Other Defaults.  Any Loan Party shall fail duly and punctually to perform or observe any term, covenant or obligation binding on such Loan Party (i) under Section 7.01 or Section 7.08 of this Agreement and such failure shall continue unremedied for ten (10) Business Days after the occurrence of such failure or (ii) under this Agreement (other than as described in Section 11.01(a), (c) or (d)(i)), and such failure shall continue unremedied for thirty (30) days after any senior officer of any Loan Party knew, or, in the exercise of due care, should have known, of such failure (or such lesser period of time as is mandated by applicable Requirements of Law).

(e)           Default as to Other Indebtedness.  Any Loan Party shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) with respect to any Indebtedness (other than an Obligation) if the aggregate principal amount of such other Indebtedness is $35,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness (including the occurrence of any termination event or event of like import in connection with the Receivables Purchase Facility), (i) if the effect thereof (with or without the giving of notice or lapse of time or both) is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness or permit the holder or holders of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by any Loan Party (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the holder or holders of any Lien, securing obligations of $25,000,000 or more, shall commence foreclosure of such Lien upon property of any Loan Party; provided that, notwithstanding anything to the contrary contained herein, this Section 11.01(e) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, but provided further that such secured Indebtedness is paid when due; or (ii) if such default or event shall occur or such condition exist under any Receivables Purchase Documents, the effect of which is to (A) terminate, or permit the investors thereunder to terminate, the reinvestment of collections or proceeds of Receivables and Related Security under any Receivables Purchase Document (other than a termination resulting solely from the request of the Borrower or any of its Subsidiaries) or (B) cause the replacement of, or permit the investors thereunder to replace, the Person then acting as servicer for the related Receivables Purchase Facility, if the Person then acting as servicer is a Loan Party or an Affiliate thereof.

(f)            Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)      An involuntary case shall be commenced against any Loan Party and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the Board of Directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)     A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party or over all or a substantial part of the assets of any Loan Party shall be entered; or an interim receiver, trustee or other custodian of any Loan Party or of all or a substantial part of the assets of any Loan Party shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the assets of any Loan Party shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days; or the Board of Directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g)           Voluntary Bankruptcy; Appointment of Receiver, etc.  Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its assets; or any Loan Party shall make any assignment for the benefit of creditors or shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(h)           Judgments and Attachments.  Any money judgment (other than a money judgment (x) covered by insurance as to which the insurance company has acknowledged coverage or (y) for which a Loan Party has a binding right (acknowledged by the indemnitor) to be indemnified by an indemnitor having a rating for any class of its non-credit enhanced long-term senior unsecured debt of not less than “BBB-” from S&P or “Baa3” from Moody’s or any of the indemnitors identified on Section 11.01(H) of the Disclosure Letter), writ or warrant of attachment, or similar process against any Loan Party or any assets of any Loan Party involving in any case an amount in excess of $35,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days.

(i)            Dissolution.  Any order, judgment or decree shall be entered against any Loan Party decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period of sixty (60) days.

(j)            Certain Loan Documents.  At any time, for any reason, this Agreement, any Note or any Guaranty ceases to be in full force and effect or any Loan Party seeks to repudiate its obligations hereunder or thereunder.

(k)           ERISA Liabilities.  Any Termination Event occurs which will or is reasonably likely to subject either the Borrower or an ERISA Affiliate to a liability which will, or is reasonably likely to involve an amount in excess of $25,000,000.

(l)            Waiver Application.  The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability which will or is reasonably likely to involve an amount in excess of $25,000,000.

(m)          Change of Control.  A Change of Control shall have occurred.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 13.09.

11.02       Rights and Remedies.  Upon the occurrence of any Event of Default described in Section 11.01(f) or 11.01(g), the Revolving Loan Commitments and the obligations of each Issuing Bank to issue Letters of Credit shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, and the Borrower shall immediately pay to the Administrative Agent an amount equal to the aggregate face amount of all outstanding Letters of Credit to be held by the Administrative (for the benefit of itself and the Lenders) as cash collateral for the Obligations in respect of the Letters of Credit, all without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligations of the Lenders to make Loans hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall, at the request, or may with the consent, of the Requisite Lenders, do any or all of the following: (i) declare that the Revolving Loan Commitments are terminated, whereupon the Revolving Loan Commitments shall immediately terminate, (ii) declare that the obligations of each Issuing Bank to issue Letters of Credit are terminated, whereupon the obligations to issue Letters of Credit shall terminate, and/or (iii) declare that the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration, except as may be specifically provided for herein), all of which are hereby expressly waived by the Borrower, and (iv) require the Borrower to pay to the Administrative Agent an amount equal to the aggregate face amount of all outstanding Letters of Credit to be held by the Administrative Agent (for the benefit of itself and the Lenders) as cash collateral for the Obligations in respect of the Letters of Credit, whereupon the Borrower shall immediately pay such amount to the Administrative Agent without presentment, demand, notice or protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.  Notwithstanding the foregoing, the provisions of this Section 11.02 shall not apply to Obligations of any Loan Party under or in connection with any Interest Rate Contract or foreign exchange contract with any Lender or Affiliate of any Lender, the rights and remedies with respect to which shall be governed by the terms of such contracts and applicable law.

ARTICLE XII

THE ADMINISTRATIVE AGENT

12.01       Appointment.

(a)           Each Lender hereby designates and appoints CIBC as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the Notes and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action.  Notwithstanding the foregoing, the Administrative Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent believes will expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement, the Notes, the other Loan Documents or applicable law.  The Administrative Agent agrees to act as such on the express conditions contained in this Article XII.

(b)           The provisions of this Article XII are solely for the benefit of the Administrative Agent and the Lenders, and none of the Loan Parties shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.07).  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any Loan Party.  The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

12.02       Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents.  The duties of the Administrative Agent shall be mechanical and administrative in nature.  The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder.  Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower and the other Loan Parties in connection with the Loans hereunder and shall make its own appraisal of the credit worthiness of the Borrower and the other Loan Parties initially and on a continuing basis, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Administrative Agent under the terms of this Agreement).  If the Administrative Agent seeks the consent or approval of the Lenders to the taking or refraining from taking of any action hereunder, the Administrative Agent shall send notice thereof to each Lender.  The Administrative Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

12.03       Rights, Exculpation, etc.

(a)           Liabilities; Responsibilities.  None of the Agents, any Affiliate of any Agent, or any of their respective officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder for any action taken or omitted by them hereunder, under the Notes or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct.  The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled.  The Administrative Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrower or any other Loan Party.  The Administrative Agent is not making any representation and warranty in connection with, and shall not be required to make any inquiry concerning, the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes or any of the Loan Documents, or the financial condition of the Borrower or any other Loan Party, or the existence or possible existence of any Default or Event of Default.

(b)           Right to Request Instructions.  The Administrative Agent may at any time request instructions from the Lenders (and after all Obligations owing to the Lenders have been paid in full, from the Holders) with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders or Holders, as the case may be, from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents.  Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of all Lenders or, where required by the express terms of this Agreement, a lesser proportion of the Lenders, or of all Holders (after the Obligations owing to the Lenders have been paid in full).

(c)           IntraLinks.  Any information, notice, document or other communication posted by the Administrative Agent on IntraLinks shall constitute delivery of such information, notice, document or other communication to each Lender upon receipt by such Lender of notification from the Administrative Agent that such information, notice, document or other communication has been posted.

12.04       Reliance.  The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent public accountants and other experts selected by it.

12.05       Indemnification.  To the extent that the Administrative Agent, in its capacity as such, is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, in proportion to each Lender’s Pro Rata Share, determined at the time such indemnity is sought; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct.  The obligations of the Lenders under this Section 12.04 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.  In the event that after payment and distribution of any amount by the Administrative Agent to Lenders, any Lender or third party, including the Borrower, any creditor of the Borrower or a trustee in bankruptcy, recovers from the Administrative Agent any amount found to have been wrongfully paid to the Administrative Agent or disbursed by the Administrative Agent to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse the Administrative Agent for all such amounts.

12.06       The Administrative Agent Individually.  With respect to the Loans made by it CIBC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include CIBC in its individual capacity as a Lender or one of the Requisite Lenders.  CIBC and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower, any of its Subsidiaries or any of its Affiliates as if it were not acting as the Administrative Agent pursuant hereto.

12.07       Successor Administrative Agents.

(a)           Resignation.  The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 12.07.

(b)           Appointment by Requisite Lenders.  Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders, which appointment shall be subject to the prior written approval of the Borrower (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default).

(c)           Appointment by Retiring Administrative Agent.  If a successor Administrative Agent shall not have been appointed within the thirty (30) day period provided in Section 12.07(a), the retiring Administrative Agent shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.  Each Lender shall indemnify and hold the Administrative Agent harmless for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the appointment of a successor Administrative Agent pursuant to the terms of this subsection (c).

(d)           Rights of the Successor and Retiring Administrative Agents.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

12.08       Relations Among Lenders.  Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any other Loan Party without the prior written consent of the

Requisite Lenders.  Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, except in accordance with Section 11.02.

12.09       Concerning the Loan Documents.

(a)           Authority.  Each Lender authorizes and directs the Administrative Agent to enter into any Loan Documents for the benefit of the Lenders.  Each Lender agrees that any action taken by the Administrative Agent or all Lenders (or, where required by the express terms of this Agreement, a lesser proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or all Lenders (or, where so required, such lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with this Agreement and the Loan Documents; (ii) execute and deliver each Loan Document and accept delivery of each such agreement delivered by any Loan Party and (iii) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Administrative Agent or the Lenders under the Loan Documents, applicable law or otherwise.

(b)           Delivery of Information.  To the extent not separately delivered by the Borrower, the Administrative Agent agrees to deliver to each Lender (by IntraLinks in accordance with Section 12.03(c), mail, courier or fax) the information, notices, statements and other communications delivered in writing by the Borrower to the Administrative Agent pursuant to Article VII.

12.10       Other Agents.  Notwithstanding any other provision of this Agreement or any of the other Loan Documents, the Syndication Agents and Documentation Agents in their capacity as such are named as such for recognition purposes only, and in their capacities as such shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

ARTICLE XIII

MISCELLANEOUS

13.01       Assignments and Participations.

(a)           Assignments.  No assignment or participation of any Lender’s rights or obligations under this Agreement and the Notes shall be made except in accordance with this Section 13.01.  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Notes in accordance with the provisions of this Section 13.01.

(b)           Limitations on Assignments.  Each assignment shall be subject to the following conditions:  (i) each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations in respect of its interest being assigned under this Agreement and its Note and, in the case of a partial assignment, shall be in a minimum principal amount of $5,000,000, except that such limitation shall not apply to (x) an assignment by any Lender of any portion of its rights and obligations to another Lender or an Affiliate or Approved Fund of any Lender or (y) an assignment by any Lender of all of its rights or obligations under this Agreement to an Eligible Assignee, (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, the processing and recordation fee shall be $500 and none of the other foregoing conditions shall apply) and without being subject to the foregoing conditions.  Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and accepted by the Administrative Agent (which effective date shall not be any earlier than the date on which the Administrative Agent so accepts and records the Assignment and Acceptance in the Register), (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto).

(c)           The Register.  The Administrative Agent, acting for this purpose as agent for the Borrower, shall maintain at its address referred to in Section 13.10 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Term Loan Commitment and Revolving Loan Commitment of each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance.  The Administrative Agent shall incur no liability of any kind to the Borrower, any Loan Party, any Lender or any other Person with respect to its maintenance of the Register or the recordation of information therein.  The Administrative Agent will render a monthly statement of such accounts to the Borrower.  Each such statement shall be deemed final, binding and conclusive upon the Borrower and the other Loan Parties in all respects as to all matters reflected therein (absent manifest error) unless the Borrower, within thirty (30) days after the date such statement is rendered, delivers to the Administrative Agent written notice of any objections which the Borrower may have to any such statement.  In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrower.  The entries in the Register shall be final, conclusive and binding upon the Borrower and the other Loan Parties for all purposes, absent manifest error, and the Borrower, each of its Subsidiaries and each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  No assignment of any Term Loan Commitment, Revolving Loan Commitment, Loan or Note, or any interest therein, shall be effective unless and until the Assignment and Acceptance has been accepted by the Administrative Agent and registered in the Register.  This Section 13.01(c) shall be construed so that all Term Loan Commitments, Revolving Loan Commitments, Loans and Notes, and any interest therein, are maintained at all times in “registered form” within the meaning of sections 163(f), 871(h) and 881(c) of the Code.

(d)           Fee.  Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender or an Approved Fund of the assigning Lender, the processing and recordation fee shall be $500 and none of the other foregoing conditions shall apply) (payable by the assigning Lender or the assignee, as shall be agreed between them), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(f)            Participations.  Each Lender may sell participations to one or more commercial banks, lending institutions, finance companies, insurance companies, other financial institutions or funds in or to all or a portion of its rights and/or obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Term Loan Commitments, Revolving Loan Commitments hereunder and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Term Loan Commitments, Revolving Loan Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) any increase in or extension of the Revolving Loan Commitment of the Lender from whom such participant purchased a participation, (B) the reduction of the principal of, or rate or amount of interest (other than interest accruing at the default rate) on, the Loans subject to such participation (other than by the payment or prepayment thereof), (C) the postponement of any date fixed for any payment of principal of, or interest on, the Loans subject to such participation (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations), (D) releasing any Material Guarantor of its obligations under a Guaranty (other than in connection with any sale of such Guarantor permitted hereunder, in which case such release shall be automatic upon such sale) and (E) releasing any material portion of any collateral securing the Obligations (other than in connection with any sale of assets or sale of a Subsidiary permitted hereunder).

(f)            Information Regarding the Borrower.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any Subsidiary of the Borrower or any other Loan Party furnished to such Lender by the Administrative Agent or by or on behalf of the Borrower, such Subsidiary or such Loan Party; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree to preserve in accordance with Section 13.23 the confidentiality of any confidential information described therein.

(g)           Payment to Participants.  Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(h)           Lenders’ Creation of Security Interests.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and its Notes (including, without limitation, Obligations owing to it and the Notes held by it) in favor of any Federal Reserve Bank of the Federal Reserve Board without notice to or consent of the Borrower or the Administrative Agent.

13.02       Relations Among Lenders.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other Loan Party with respect to the Obligations, without the prior written consent of Requisite Lenders.

13.03       Replacement of Lender.  In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may designate a Replacement Lender to assume such Lender’s Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder, provided that the obligations of the Borrower to such Lender under Section 13.05 hereof with respect to events occurring or obligations arising before such replacement shall survive such replacement.

13.04       Expenses.

(a)           Generally.  The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of a single legal counsel (and local counsel, if any), auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent in connection with (i) the preparation, negotiation, and execution of this Agreement and the other Loan Documents; (ii) the interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the other Loan Documents and the making of the Loans hereunder; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities under this Agreement and the other Loan Documents and the Administrative Agent’s periodic audits of the Borrower and the other Loan Parties to the extent provided herein; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the assets of any Loan Party, any Loan Party, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the assets of any Loan Party, any Loan Party, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)           After Default.  The Borrower further agrees to pay or reimburse the Administrative Agent and each Lender upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees of a single counsel (and local counsel, regulatory counsel and such additional counsel as the Administrative Agent reasonably determines are necessary in light of conflicts of interest or the availability of different claims or defenses) to the Administrative Agent and the Lenders, after the occurrence and during the continuance of an Event of Default (i) in enforcing any Loan Document or any of the Obligations or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, any Loan Party and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

13.05       Indemnity.  The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, the Syndication Agent, the Documentation Agents, each of the Lenders and each of their respective Affiliates, and their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of a single counsel (and local counsel, if any) for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (a) this Agreement, the Notes, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, the issuance of Letters of Credit, the management of such Loans and Letters of Credit, the use or intended use of the proceeds of the Loans, or any of the transactions contemplated by the Loan Documents, or (b) any Liabilities and Costs under any Environmental Health or Safety Requirements or Law or common law principles arising from or in connection with the past, present or future operations of any Loan Party or any of its predecessors in interest, or the past, present or future environmental condition of any Property of any Loan Party, the presence of asbestos-containing materials at any Property of any Loan Party or the Release or threatened Release of any Contaminant into the environment from any Property of any Loan Party or to which any Loan Party sent any Contaminant for treatment, storage disposal or recycling (collectively, the “Indemnified Matters”); provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct, bad faith or gross negligence of any Indemnitee or disputes among Indemnitees, as determined by a court of competent jurisdiction in a judgment or order.  Each Loan Party shall be prohibited from asserting a claim against any Indemnitee for special, indirect, consequential or punitive damages arising from or in connection with the Credit Agreement or any Loan Documents.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

13.06       Change in Accounting Principles.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.01 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower and its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method or results of calculation of any of the covenants, standards or terms found in Article IX and Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided, however, (i) no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders and the Borrower, to so reflect such change in accounting principles and (ii) the Borrower shall be deemed to be in compliance with such covenants if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change.

13.07       Setoff.  In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrower and each other Loan Party at any time and from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or such other Loan Party against and on account of the Obligations of the Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement or the Notes, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder and under the Notes to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured.  Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower or any other Loan Party now or hereafter maintained with such Lender or any of its Affiliates.

13.08       Ratable Sharing.  The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the amounts described in Sections 3.04, 3.05 and 4.01(f)) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the amounts described in Sections 3.04, 3.05 and 4.01(f), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Each of the Loan Parties agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.08 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.07, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower or such Loan Party in the amount of such participation.

13.09       Amendments and Waivers.  Unless otherwise provided in this Agreement, no amendment or modification of any provision of this Agreement or any other Loan Document shall be effective without the written agreement of the Requisite Lenders (or the Administrative Agent at the written direction or with the written consent of the Requisite Lenders) and the Borrower, and no termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent at the written direction or with the written consent of the Requisite Lenders).  Notwithstanding the foregoing:

(a)           Any amendment, modification, termination, waiver or consent with respect to any of the following shall be effective only with the written agreement of each Lender directly affected thereby:  (i) reduction of the principal of, or rate or amount of interest on, its portion of the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof), (ii) postponement of any date fixed for any payment of principal of, or interest on, any Loans or Reimbursement Obligations made or held by such Lender or any fees or other amounts payable to such Lender (other than with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations), or (iii) any increase in the amount of, or extension of, any Revolving Loan Commitment of such Lender;

(b)           Any amendment, modification, termination, waiver or consent with respect to any of the following shall be effective only with the written agreement of each Lender:  (i) amendment of the definition of “Requisite Lenders”, or (ii) amendment of Section 3.03(a), Section 13.08 or this Section 13.09;

(c)           Any amendment, modification, termination, waiver or consent with respect to releasing any Material Guarantor or substantially all of the Guarantors of its obligations under a Guaranty (other than in connection with any sale of such Guarantor permitted hereunder, in which case such release shall be automatic upon such sale) shall be effective only with the written agreement of Lenders whose Pro Rata Shares, in the aggregate, are not less than 95.0%:

(d)           Any amendment, modification, termination, waiver or consent with respect to any of the respective rights or obligations of the Issuing Bank, the Swing Loan Lender or the Administrative Agent set forth in this Agreement or any other Loan Document shall be effective only by a written agreement, signed by the Issuing Bank, the Swing Loan Lender or the Administrative Agent, as applicable, in addition to the Lenders, if any, required as provided herein to take such action; and

(e)           The Fee Letter may be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

13.10       Notices.

(a)           Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or three (3) Business Days after deposit in the United States mail with postage prepaid and properly addressed.  Notices to the Administrative Agent pursuant to Articles II, III or XII shall not be effective until received by the Administrative Agent.  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.10) shall be as set forth on the signature page of any applicable Assignment and Acceptance, Lender Addendum, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

(b)           The Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in any manner relating to or arising out of any action taken or omitted by such Indemnitee in good faith in reliance on any notice or other written communication in the form of a facsimile purporting to be from the Borrower; provided that the Borrower shall have no obligation under this Section 13.10(b) to an Indemnitee with respect to any indemnified matter caused by or resulting from the gross negligence, bad faith or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a judgment or order.

13.11       Survival of Warranties and Agreements.  All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent or any of the Lenders may have come into possession or control of any assets of any Loan Party.

13.12       Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege under this Agreement, the Notes or any of the other Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under this Agreement, the Notes and the other Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

13.13       Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any other Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Administrative Agent or the Lenders, or any of such Persons exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

13.14       Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

13.15       Severability.  In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

13.16       Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

13.17       Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.18       Limitation of Liability.  No claim may be made by the Borrower, any other Loan Party, any Lender, the Administrative Agent or any other Person against the Administrative Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the Notes or the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each other Loan Party, each Lender and the Administrative Agent hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.19       Successors and Assigns.  This Agreement, the Notes and the other Loan Documents shall be binding upon the parties thereto and their respective successors and assigns and shall inure to the benefit of the parties thereto and the successors and permitted assigns of the Lenders.  The rights hereunder of the Borrower and the other Loan Parties, or any interest therein, may not be assigned without the written consent of all Lenders.

13.20       Certain Consents and Waivers.

(a)           Personal Jurisdiction.

(i)      EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION, AS ITS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE OTHER LOAN PARTIES AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)     EACH OF THE BORROWER AND THE OTHER LOAN PARTIES AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ANY OF THE OTHER LOAN PARTIES OR THEIR RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENT AND THE LENDERS TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION 13.20(a)(ii).

(b)           Service of Process.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER’S OR SUCH LOAN PARTY’S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  EACH OF THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER OR ANY OTHER LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)           Waiver of Jury Trial.  EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.

13.21       Counterparts; Effectiveness; Inconsistencies.  This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective against the Borrower, each other Loan Party, each Lender and the Administrative Agent on the date hereof when each such party hereto executes and delivers this Agreement.  This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

13.22       Entire Agreement.  This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

13.23       Confidentiality.

(a)           The Lenders shall hold all nonpublic information obtained from any Loan Party pursuant to this Agreement or any of the other Loan Documents in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event any Lender may make disclosure (i) to its Affiliates or to any other Lender, (ii) to its accountants, attorneys and other advisors who are notified of the confidential nature thereof (provided in the case of (i) and (ii) that such parties shall be subject to the provisions of this Section 13.23(a) to the same extent as such Lender), (iii) as reasonably required by a bona fide offeree, transferee or participant (including, for purposes of this Section 13.23(a), any counterparty or prospective counterparty to any credit default swap or similar credit derivative transaction relating to the obligations of the Borrower under this Agreement) in connection with the contemplated transfer or participation, provided that any such offeree, transferee or participant agrees in writing (and requires any of its offerees, transferees or participants to agree in writing) to comply with this Section 13.23(a) or an equivalent thereof, (iv) as required or requested by any Governmental Authority or representative thereof, (v) pursuant to any applicable Requirement of Law or legal process, (vi) in connection with the exercise of its remedies hereunder, or (vii) to the extent the same has become publicly available other than as a result of a breach of this Agreement.  In no event shall any Lender be obligated or required to return any materials furnished by the Borrower or any other Loan Party; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower or any other Loan Party in connection with this Agreement or any of the other Loan Documents.

(b)           Notwithstanding anything to the contrary in Section 13.23(a) or otherwise in the Loan Documents, the information subject to any confidentiality requirement shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinion or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.  The Loan Parties acknowledge that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

13.24       Patriot Act Information.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  The Borrower hereby agrees to provide the Lenders with such information necessary to comply with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

WATSON PHARMACEUTICALS, INC.

By:	/s/ R. Todd Joyce

Title:	Vice President, Corporate
Controller and Treasurer

CANADIAN IMPERIAL BANK OF COMMERCE., acting through its New York agency, as Administrative Agent

By:	/s/ Doug Cornett
Name: Doug Cornett
Title: Authorized Signatory

By:	/s/ E. Lindsay Gordon
Name: E. Lindsay Gordon
Title: Authorized Signatory

WACHOVIA CAPITAL MARKETS, LLC., as Syndication Agent, Joint Bookrunner and Co-Lead Arranger

By:	/s/ Kirk Tesch
Name: Kirk Tesch
Title: Vice President

CIBC WORLD MARKETS CORP., as Joint Bookrunner and Co-Lead Arranger

By:	/s/ Doug Cornett
Name: Doug Cornett
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Documentation Agent

By:	/s/ Paul K. Stimpfl
Name: Paul K. Stimpfl
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A., as
Documentation Agent

By:	/s/ Peter Thompson
Name: Peter Thompson
Title: Vice President

SUMITOMO MITSUI BANKING CORPORATION, as
Documentation Agent

By:	/s/ Shigeru Tsuru
Name: Shigeru Tsuru
Title: Joint General Manager

S-1

ANNEX I

ADDRESSES FOR NOTICES

LOAN PARTIES

Watson Pharmaceuticals, Inc., and its Subsidiaries	311 Bonnie Circle Corona, California 92880-2882 Attention: Chief Financial Officer Phone: 800-249-5499 Fax: 951-493-5817

With a copy to:

311 Bonnie Circle Corona, California 92880-2882 Attention: General Counsel Phone: 800-249-5499 Fax: 951-493-5817

ADMINISTRATIVE AGENT

Canadian Imperial Bank of Commerce, acting through its New York agency	Primary Credit Contact:
300 Madison Avenue New York, NY 10017 Attention: Renee Dudley Phone: 212-856-6781 Fax: 212-856-3763

ANNEX II

Pricing Grid

Ratings	Commitment Fee	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
≥ BBB+/Baa1	.100%	.500%	.000%

BBB/Baa2	.125%	.625%	.000%

BBB-/Baa3	.150%	.750%	.000%

BB+/Ba1	.200%	1.00%	.000%

< BB+/Ba1	.250%	1.25%	.250%

The ratings referred to above are the credit ratings assigned to this credit facility by each of S&P and Moody’s, respectively.  In the event of split ratings, if the two ratings are one level apart, the higher rating shall apply, and if the two ratings are more than one level apart, the level that is one level higher than the lower of the two ratings shall apply.

ANNEX III

[EBITDA Table]

ANNEX IV

[Schedule of Guarantors]